Certegy/IBM Confidential

Exhibit 10.42 to

Form 10-K

Certegy Inc.

CONFIDENTIAL TREATMENT REQUESTED.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN

REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE

COMMISSION, AND THE SPECIFIC PORTIONS THAT THE

REGISTRANT DESIRES TO BE KEPT CONFIDENTIAL HAVE BEEN

MARKED WITH *** AT THE REDACTED PORTION AND FOOTNOTED

“CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY

WITH THE COMMISSION” THE REGISTRANT HAS ALSO MARKED

THE EXHIBIT INDEX TO THE FORM 10-K TO INDICATE

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN

PORTIONS OF THE EXHIBITS.

MASTER AGREEMENT

FOR

OPERATIONS SUPPORT SERVICES

This Master Agreement is entered into as of June 29, 2001 (the “Effective Date”) between

1.	International Business Machines Corporation, a New York corporation (“IBM”).

AND

2. Certegy Inc., a Georgia corporation (“Certegy”).

The Parties agree to the terms and conditions set forth in this Master Agreement (including the forms of Exhibits and Schedules referenced in this Master Agreement), and in each Transaction Document (including the Supplement and Schedules referenced in each Transaction Document) executed by the Parties referencing this Master Agreement. Each Transaction Document is incorporated into this Master Agreement, and the several Transaction Documents and this Master Agreement are herein collectively referred to as the “Agreement”.

Signed for and on behalf of IBM:

INTERNATIONAL BUSINESS MACHINES CORPORATION

Signature:

Title:

Signed for and on behalf of Certegy:

CERTEGY INC.

Signature:

Title:

Certegy/IBM Confidential

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Certegy/IBM Confidential

	9.2.	Monthly Charge	31
	9.3.	Additional Charges	31
	9.4.	Cost of Living Adjustment	32
	9.5.	Taxes	32
	9.6.	New Services	32
	9.7.	Invoice Payment	33
	9.8.	REDACTED ***	33
	9.9.	Service Credits	33
	9.10.	Other Credits	33
	9.11.	REDACTED ***	34
	9.12.	Disputed Charges/Credits	34
	9.13.	Reduction of Certegy Work	34
10.	INTELLECTUAL PROPERTY RIGHTS		34
	10.1.	Ownership of Materials	35
	10.2.	Obligations Regarding Materials	35
11.	CONFIDENTIALITY/DATA SECURITY		36
	11.1.	Confidential Information	36
	11.2.	Obligations	36
	11.3.	Exclusions	37
	11.4.	Loss of Company Information	37
	11.5.	Limitation	37
	11.6.	Data	38
12.	TERMINATION		38
	12.1.	Termination By Certegy	38
	12.2.	Termination by IBM	39
	12.3.	Termination Charges	39
	12.4.	[Reserved]	39
	12.5.	Services Transfer Assistance	39
	12.6.	Other Rights Upon Termination	40
	12.7.	Effect of Termination/Survival of Selected Provisions	42
13.	LIABILITY		42
	13.1.	Liability Caps	42
	13.2.	Exclusions	42
	13.3.	Direct Damages and Cover Charges	42
	13.4.	Dependencies	43
	13.5.	Remedies	43
14.	INDEMNITIES		43
	14.1.	Indemnity by IBM	43
	14.2.	Indemnity by Certegy	45
	14.3.	Employment Actions	46
	14.4.	Exclusive Remedy	46
	14.5.	Indemnification Procedures	46
	14.6.	Limitation	47
15.	INSURANCE AND RISK OF LOSS		47
	15.1.	IBM Insurance	47
	15.2.	Risk of Property Loss	48
	15.3.	Mutual Waiver of Subrogation	48
16.	DISPUTE RESOLUTION		49
.	16.1.	Dispute Resolution Procedures	49
	16.2.	Continued Performance	50

***	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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Certegy/IBM Confidential

17.	GENERAL		50
	17.1.	Relationship of Parties	50
	17.2.	Entire Agreement, Updates, Amendments and Modifications	50
	17.3.	Force Majeure	50
	17.4.	Nonperformance	51
	17.5.	Waiver	51
	17.6.	Severability	51
	17.7.	Counterparts	52
	17.8.	Governing Law	52
	17.9.	Binding Nature and Assignment	52
	17.10.	Notices	52
	17.11.	No Third Party Beneficiaries	54
	17.12.	Other Documents	54
	17.13.	Consents and Approvals	54
	17.14.	Headings	54
	17.15.	Remarketing	54
	17.16.	Commencement of Actions	55
	17.17.	IBM Logo Products Warranties	55

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Certegy/IBM Confidential

EXHIBITS

1	Master Agreement Structure Diagram

2.	Transaction Document Structure Diagram

3.	Form of Transaction Document

4.	Form of Supplement

5.	Form of Schedules

6.	Integrated Planning Team Charter and Operating Procedures

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Certegy/IBM Confidential

ATTACHMENTS

Form of Transaction Document

Form of Supplement

Schedule	Title
A (Configured for each Tower and TD)	“Applications Software” – “Applications Software Certegy” – “Applications Software IBM”

B (Configured for each Tower and TD)	“Systems Software” – “Systems Software Certegy” – “Systems Software IBM”

C (Configured for each Tower and TD)	“Certegy Provided Hardware”

D (Configured for each Tower and TD)	“IBM Machines”

E (Configured for each Tower and TD)	The “Services, Measures of Utilization, and Operational and Financial Responsibilities”

F (Configured for each Tower and TD)	Leases, Licenses and Other Contracts

G (Configured for each Tower and TD)	“Disaster Recovery Services”

H (Configured for each Tower and TD)	“Transition Plan”

I (Network Tower Only)	“Network Locations”

J (Standard Form for All Towers)	“Charging Methodologies”

K (Configured for each Tower and TD)	“Applications Installation Standards” (Operating Environment IT Standards)

L (Configured for each Tower and TD)	“Security Procedures and Responsibilities-Data and Physical”

M (Configured for each Tower and TD)	“Help Desk Services”

N (Configured for each Tower and TD)	“Projects”

O (Standard Form for All Towers)	“Affected Employees”

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Certegy/IBM Confidential

P (MicroLAN Tower Only)	Maintenance Terms

Q (Standard Form for All Towers)	Outstanding Employee Claims

R (Standard Form for All Towers)	“Services Transition Assistance”

S (Configured for each Tower and TD)	“Service Levels and Service Credits”

T Configured for each Tower and TD)	“Certegy Provided Office Furnishings”

U (Standard for all Towers)	“Bill of Sale”

V (Standard for all Towers)	“Key Employees”

Certegy/IBM Confidential

1.	PURPOSE/STRUCTURE/TERM OF AGREEMENT

1.1.	Purpose of Agreement

a)	IBM is a provider of a broad range of operations support services for on-line information services companies including, without limitation, information technology, information management, communications and related services, and is experienced and skilled in the administration, management, provision and performance of such services and the business functions, responsibilities and tasks attendant with such services. IBM desires (i) to provide certain of these operations support services to the Certegy Group for the Certegy Business, and to perform and assume the functions, responsibilities and tasks attendant with such operations support services; and (ii) to provide additional quantities and elements of these and other operations support services to the Certegy Group for the Certegy Business and to perform and assume the functions, responsibilities and tasks attendant with such operations support services as envisioned to be required for the Certegy Business and the Certegy Group, all as specifically set forth in this Agreement. Certegy desires that such operations support services for the Certegy Business and the Certegy Group and the attendant functions, responsibilities and tasks, be performed and assumed by IBM. The Agreement documents the terms and conditions under which (i) the Certegy Group will obtain such operations support services from IBM and (ii) IBM will administer, manage, support, provide and perform such services and the functions, responsibilities and tasks attendant with such services, for the Certegy Group.

b)	The Parties have identified goals and objectives that they intend that IBM’s performance pursuant to the Agreement will assist the Parties to achieve. These goals and objectives include the following: (i) engaging IBM (A) under a master agreement to provide, and/or cause to be provided through its Affiliates and/or other subcontractors, certain operations support services to Certegy and certain of its Affiliates on a worldwide basis as the Certegy Business evolves over the Term, (B) to efficiently and timely provide such operations support services to, and perform and assume the functions, responsibilities and tasks attendant with such support services for, the Certegy Business and the Certegy Group at levels appropriate to fulfill the requirements of the Certegy Business and the Certegy Group; and (C) to proactively define and propose cost effective solutions to improve the efficiency and functionality of the information management systems operations of the Certegy Group in support of the Certegy Business; (ii) securing favorable rates for current and additional resource consumption and for reductions in resource consumption and increasing flexibility regarding resources chargeable and available to the Certegy Group and committed by IBM to the Certegy Group; (iii) taking advantage of new and/or proven business processes and technologies to improve performance, efficiency and cost to performance ratios experienced by the Certegy Group and to enable the Certegy Group to respond to market requirements for the Certegy Business; (iv) enhancing the current functionality of the Certegy Group’s processes, systems and service levels covered under this Agreement; (v) minimizing any potential operating and financial risks to the Certegy Group, (vi) ensuring the efficiency, stability and security of existing and future processes, systems and service levels, (vii) evolving the support services, processes, systems and service levels to meet the dynamic requirements of the Certegy Group and the Certegy Business; and (viii) providing an opportunity to transition the Services back to the Certegy Group or to another service provider from IBM with minimal disruption.

c)	IBM recognizes that the Certegy Group expects to be treated as a valued and commercially favored customer and agrees that the definition of customer satisfaction goes beyond IBM’s performance against established service levels and requires that IBM exhibit a customer service attitude focused on assisting Certegy where commercially reasonable to attain the goals and objectives described in Section 1.1(b), including, without limitation, reducing the operations support costs of and improving service levels to the Certegy Group and the customers of the Certegy Group.

d)	The provisions of this Section 1.1 are intended to be a statement of the purpose of the Agreement and are not intended to alter the plain meaning of the terms and conditions of the Agreement or to require either Party to undertake performance obligations beyond those set forth in the Agreement. To the extent that the terms and conditions of the Agreement are unclear or ambiguous, such terms and conditions are to be interpreted and construed consistent with the purposes set forth in this Section 1.1.

Certegy/IBM Confidential

1.2.	Structure of Agreement

a)	The Services will be grouped around the following technology platforms and clusters of services: Mainframe, Midrange, MicroLAN and Network. Each such technology platform/cluster of services is herein referred to generically as a “Tower”.

b)	The Agreement is comprised of (i) the provisions set forth in this Master Agreement and the forms of the Exhibits and Schedules referenced herein as illustrated in Exhibit 1; and (ii) each Transaction Document including the Supplement and Schedules referenced in each Transaction Document and as illustrated in Exhibit 2.

c)	The Services under each Transaction Document may be defined on a Tower basis across sites and/or on a Tower basis and all Towers located at one (1) site, and/or on a Tower basis migrated to multiple sites or to one (1) site, will be the subject of a single Transaction Document. Each Transaction Document will be in the form of Exhibit 3 adjusted to comport with the applicable Services arrangement. Each Transaction Document will be comprised of a Supplement in the form of Exhibit 4 and Schedules in the form of Exhibit 5, all configured as described in Exhibit 2 and adjusted to comport with the applicable Services arrangement.

d)	Transaction Documents will be executed by the Parties. The terms of Transaction Documents will be governed by the terms of the Master Agreement unless the Parties specifically note the deviations from the terms of the Master Agreement for the purposes of such Transaction Document in the Section of the Transaction Document entitled “Deviations From Terms of Master Agreement”.

e)	Each Transaction Document will be submitted to and approved by the Integrated Planning Team prior to execution by the Parties. The approval will be evidenced by a representative of each of the Parties who is also a member of the Integrated Planning Team, noting and attesting to the approval of the Integrated Planning Team on a cover sheet to such Transaction Document.

f)	IBM and Certegy will be the primary contracting parties under the Agreement and under each Transaction Document. Each of the Parties may assign a Transaction Document to one of its Affiliates for performance, but such assignment shall not relieve or release such Party from the full, timely and proper performance of its duties and obligations under such Transaction Document. Moreover, as a condition precedent to such assignment, the Affiliate shall accept such assignment and agree to assume the full, timely and proper performance of the duties and obligations of the Party assigning such Transaction Document to such Affiliate in a written document in form and content reasonably satisfactory to the other Party.

1.3.	Term of Agreement

The term of the Agreement will begin as of the Effective Date and will terminate upon the later to occur of (a) the expiration of the Transaction Document with the longest term extending past December 31, 2007, or (b) upon a termination date that is effective not sooner than six (6) months after December 31, 2007 set forth in a notice by either Party to the other Party (the “Term”) unless earlier terminated in accordance with the provisions of the Agreement.

1.4.	Extension of Services

Certegy may request and IBM will once extend the provision of the Services pursuant to any Transaction Document or the Services Transfer Assistance pursuant to any Transaction Document for up to one (1) year (“Extension Period”) upon not less than sixty (60) days prior written notice before the scheduled termination or expiration of the provision of such Services or Services Transfer Assistance, or if applicable, notice given within thirty (30) days after the effective date of a notice of termination for any reason by either Party, other than Termination for Convenience. However, in the event Certegy is in default with respect to the payment of any amounts under a Transaction Document at the start of the Extension Period, IBM will extend the provision of such Services or Services Transfer Assistance as described in this Section 1.4, only if Certegy cures such default and prepays three (3) months of the

Certegy/IBM Confidential

Monthly Charges allocable to such Transaction Document during such Extension Period and a reasonable projection of other charges due under such Transaction Document for such three (3) calendar months period. Certegy will be credited any unused portions of such prepayment for the remaining part of such Extension Period covered by such unused portion of such prepayment.

2.	DEFINITIONS

In the Agreement (including each Transaction Document and the Supplement and Schedules thereto), the following terms will have the following meanings:

Action	has the meaning given in Section 17.8.

AD/M	means both Applications Development and Applications Maintenance.

AD/M Projects

means the Applications Development and Applications Maintenance performed during the Term and the production cutover date for the corresponding scheduled Projects and/or each New Service added during the Term requiring the performance of Applications Development and Applications Maintenance by IBM.

Affected Employees	has the meaning given in Section 5.2.

Affiliates	means, with respect to a Party, any entity at any time Controlling, Controlled by or under common Control with such Party.

Agreement

means this Master Agreement for Operations Support Services Agreement and the forms of Exhibits and Schedules referenced herein and each Transaction Document referencing the Master Agreement for Operations Support Services and the Supplement and Schedules referenced therein.

Annual Service Charge or ASC	has the meaning given in the Supplement and Schedules to each Transaction Document for such Transaction Document.

Applications Development

means the programming of any new applications software, and changes or enhancements to existing Applications Software. Programming effort shall include the pre and post development analysis, planning, design, coding, testing, installation, provision of a single set of program and training documentation per Applications Software program and training necessary to complete the task.

Applications Development

Methodology

means the pre and post development analysis, planning, design, coding, testing, installation, provision of a single set of program and training documentation per Applications Software program and training necessary to complete the task.

Applications Maintenance

means defect identification and provision of fixes, and installation of those fixes and updates for the Applications Software provided by the Applications Software vendors as part of normal maintenance service for the Applications Software for which there is no charge by such vendors in addition to periodic maintenance charges, if any, and defect identification, provision of fixes and installation of those fixes and updates for Applications Software for which there is no generally commercially available maintenance support.

Applications Software

means those programs and programming, including all supporting documentation and media, that perform specific user related data processing, data management and telecommunications tasks, including updates, enhancements, modifications, releases and Derivative Works thereof. Applications Software as of the

Certegy/IBM Confidential

Commencement Date is listed in Schedule A to each Transaction Document for such Transaction Document, which Schedule shall be updated pursuant to Section 8.1 during the Term to reflect the then-current Applications Software.

Applications Software—Certegy	means the Applications Software listed on Schedule A to each Transaction Document for such Transaction Document under such heading, provided or to be provided by Certegy.

Applications Software—IBM	means the Applications Software listed on Schedule A to each Transaction Document for such Transaction Document under such heading, provided or to be provided by IBM.

Authorized User	means a person or entity authorized to use the Services, including without limitation the System, by Certegy.

Baseline(s)	has the meaning given in Schedule J to each Transaction Document for such Transaction Document.

Business and Operations Support

Plan	has the meaning given in Section 6.2(b).

Cable or Cabling	means the wires or cables that interconnect Machines and/or connect a Machine to a facility connection.

Certegy Business	means the businesses engaged in by the Certegy Group.

Certegy Code

means Code Developed by IBM and/or its subcontractors independently or jointly with the Certegy Group and/or their contractors, as part of the Services. Certegy Code shall not include any IBM Derivative Code.

Certegy Direct Damages Cap	has the meaning given in Section 13.1(b).

Certegy Derivative Code	means Developed Code, which constitutes Derivative Work of software for which the copyright is owned by the Certegy Group and/or their contractors.

Certegy Group	means individually and collectively Certegy and its existing and future Affiliates that are using and/or receiving any portion of the Services.

Certegy, IBM Integrated

Planning Team	has the meaning given in Section 6.1.

Certegy In-Scope Operations

means all functions, responsibilities, tasks and activities that are described in the Agreement and each Transaction Document (including the Supplement and Schedules thereto) that are to be performed by IBM under the Agreement, including, without limitation, those performed for the Certegy Group by the Affected Employees that are directly related to information technology services under each Transaction Document before they entered the employ of IBM and/or its Affiliates and subcontractors and those performed by IBM and/or its Affiliates for Certegy and/or its Affiliates immediately prior to the Commencement Date under any Transaction Document or agreement with IBM comprised of or directly related to the information technology services under such Transaction Document and otherwise within the scope of the prior Transaction Document or agreement between Certegy and IBM pursuant to which such services were performed unless specifically deleted or otherwise described (versus not described) in the new

Certegy/IBM Confidential

Transaction Document.

Certegy LAN Software	has the meaning given in Schedule A to each Transaction Document for such Transaction Document.

Certegy Provided Hardware

means the computer equipment peripheral devices, storage media, Cabling, connectors, the Data Network, the LAN, telephone equipment and other equipment (however described) provided from time to time by the Certegy Group for use by IBM to perform and deliver the Services and fulfill its obligations under the Agreement. The Certegy Provided Hardware as of the Commencement Date is listed on and/or referred to in Schedule C to each Transaction Document for such Transaction Document, which schedule shall be updated pursuant to Section 8.1 during the Term to reflect the then-current Certegy Provided Hardware.

Certegy Provided Office

Furnishings

means the desks, chairs, filing cabinets, office cube partitions and other office furniture (however described) provided from time to time by the Certegy Group for use by IBM to perform and deliver the Services and fulfill its obligations under the Agreement. The Certegy Provided Office Furnishings as of the Commencement Date are listed on and/or referred to in Schedule T to each Transaction Document for such Transaction Document, which schedule shall be updated pursuant to Section 8.1 during the Term to reflect the then-current Certegy Provided Office Furnishings.

Certegy Server Configurations	shall have the meaning given in a Schedule to each Transaction Document for such Transaction Document.

Certegy Software	means Applications Software-Certegy, Systems Software-Certegy and Certegy LAN Software.

Certegy Works

means literary works of authorship (other than Code) Developed by IBM and/or its subcontractors independently or jointly with the Certegy Group and/or its contractors under the Agreement, specifically for the Certegy Group or the Certegy Business or specifically for the purpose of providing the Services, including without limitation user manuals, charts, graphs and other written documentation, and machine-readable text and files, but shall not include any Derivative Works of any works in which the copyright is owned by IBM, its Affiliates or subcontractors.

Change Control Process	has the meaning given in Section 6.3 of the Agreement.

Change of Control

means the transfer of the Control of a Party, or a sale of substantially all of the assets of a Party, from the persons or persons who hold such Control on the Effective Date to another person or persons, but shall not include a transfer of the Control of a Party to an Affiliate of such Party.

Change Request	has the meaning given in Section 6.3.

Claim	has the meaning given in Section 14.5(a).

Code	has the meaning given in Section 10.

Commencement Date	means the date set forth in each Transaction Document for the start of the Services covered by such Transaction Document.

Certegy/IBM Confidential

Company Information	has the meaning given in Section 11.1.

Confidential Information	has the meaning given in Section 11.1.

Contract Year	means each twelve (12) calendar month period, or portion thereof, beginning January 1 of each calendar year during the Term.

Control, Controlling, or

Controlled

means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of an entity through ownership of greater than fifty (50%) percent of the voting securities of such entity.

Cost of Living Adjustment

(“COLA”)	has the meaning given in Schedule J to each Transaction Document for such Transaction Document.

CRF or Change Request Form	has the meaning given in Section 6.3.

Data Center	means the data centers from which the Services are provided located in the Facilities as set forth in each Transaction Document.

Data Network

means the communication facilities and components set forth in the Schedules to each Transaction Document that are used to transmit voice, image and data signals and which initially consist of the communications facilities and components used by the Certegy Group immediately prior to the Commencement Date to provide information communication services to the Certegy Group, including without limitation, all Machines, Software, communications lines. Cabling and Wiring used to connect and transmit information among the Facilities and the Network Locations, but does not include End User Machines.

Derivative Work

means a work based on one or more pre-existing works, including without limitation, a condensation, transformation, expansion or adaptation, which would constitute a copyright infringement if prepared without authorization of the owner of the copyright of such pre-existing work.

Develop	has the meaning given in Section 10.

Direct Damages	has the meaning given in Section 13.3.

Direct Damages Caps	has the meaning given in Section 13.1(b).

Disabling Code	means Code which is designed for the purpose and has the effect of disabling or otherwise shutting down for or more software programs or systems and/or hardware or hardware systems.

Disaster Recovery Center	means the location designated by such name or its equivalent in the Disaster Recovery plan referenced in Schedule G to each Transaction Document for such Transaction Document.

Disaster Recovery Services	means the Disaster Recovery services described in Schedule G to each Transaction Document for such Transaction Document.

Effective Date	means the date set forth on the initial page of the Master Agreement.

End User Machines

means all work stations, terminals, printers, fax machines, and associated peripheral equipment used by end users and described in a Schedule to each Transaction Document for such Transaction Document, whether stationary or

Certegy/IBM Confidential

mobile equipment used by end users, but does not include the work stations being used by IBM personnel in connection with the scheduled Projects or the Certegy Provided Hardware located in the Data Center.

Elements of the Services	has the meaning given in Section 17.15.

Execution Date	has the meaning given in Section 8.3(c).

Extension Period	has the meaning given in Section 1.4.

Facilities	has the meaning given in a Schedule to each Transaction Document for such Transaction Document.

Force Majeure Event	has the meaning given in Section 17.3(a).

Help Desk	means the IBM help desk which is staffed by IBM to provide support to Certegy as described in Schedule M to each Transaction Document for such Transaction Document.

IBM Code

means Code Developed by IBM personnel at IBM’s expense and not as part of the Services, but used to provide the Services, which code does not constitute a Derivative Work of any software owned by the Certegy Group, IBM, or their respective Affiliates or contractors or subcontractors. IBM Code shall not include any Certegy Derivative Code.

IBM Derivative Code	means Code Developed under the Agreement, which constitutes Derivative Works of software for which the copyright is owned by IBM, its Affiliates or its subcontractors.

IBM Direct Damages Cap	has the meaning given in Section 13.1(a)(i).

IBM Indemnitees	has the meaning given in Section 14.2.

IBM Interfaces

means Code and/or literary works of authorship created at IBM’s expense, by IBM personnel and/or its contractors and not as part of the Services, but used to provide the Services, and interface or describe and instruct regarding the interface, between and among Applications Software and the Systems Software, which does not constitute a Derivative Work of any software or literary works of authorship owned by the Certegy Group, IBM, or their respective Affiliates or contractors, including without limitation, user manuals, charts, graphs and other written documentation, and machine-readable text and files.

IBM LAN Software	has the meaning given in Schedules A and B.

IBM Logo Products	has the meaning given in Section 4.7.

IBM Machines

means the computer equipment, peripheral devices, storage media, cabling, connectors, extenders and other equipment (however described) including without limitation, modems, routers and termination boxes for the Network located in the Facilities and other Certegy Group Sites, including without limitation Data Center and at the Network Locations, provided by or through and used from time to time by IBM to perform and deliver the Services and fulfill its obligations under the Agreement. The IBM Machines as of the Commencement Date are listed on Schedule D to each Transaction Document for such Transaction Document, which schedule shall be updated pursuant to Section 8.1 during the Term to reflect the

Certegy/IBM Confidential

then current IBM Machines.

IBM Software	means the Applications Software-IBM, Systems Software-IBM and IBM LAN Software.

IBM Year 2000

Compliance or Compliant

means that the product will, subject to the provisions of Section 4.5(b), when used in accordance with its associated documentation, (i) accurately process and handle date data (including but not limited to, calculating, comparing and sequencing, to the extent that the product’s specifications provide for such processing or handling of date data) within, from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that all other products used in combination with such product properly exchange date data with it, and (ii) will properly exchange date data with other IBM Logo Products that are IBM Year 2000 Compliant, provided that such IBM Logo Products are specified by IBM to operate together as part of a system.

IBM Works

means literary works of authorship (other than Code) Developed at IBM’s expense, by IBM personnel and/or its contractors and not specifically for the Certegy Group or the Certegy Business or not specifically for the purpose of providing the Services, but used to provide the Services, including without limitation user manuals, charts, graphs and other written documentation and machine-readable text and files, but shall not include any Derivative Works of any works in which the copyright is owned by Certegy or its Affiliates or subcontractors.

Indemnified Party	has the meaning given in Section 14.4.

Indemnifying Party	has the meaning given in Section 14.5(a).

Indemnitee	has the meaning given in Section 14.1.

Installations, Moves, Adds and

Changes or (IMACS)

“Installation” means the installation of circuits, network hardware and software and network end-user equipment at any Authorized User location, including testing to ensure network connectivity and proper operation. “Move” means the physical disconnection of network equipment and services and, in some cases, the relocation to another site. In most cases, this activity is coordinated with outside vendors, such as telephone company representatives, to ensure that all necessary components of the network are properly moved, and if appropriate re-installed. Recording of assets by decal and serial number is critical to the integrity of the move. “Add” means the process of adding, expanding and possibly reconfiguring network systems. This may involve circuits, circuit speeds or network equipment. In some cases, network software would be affected. After the process is complete, testing occurs to ensure that the final system is fully operational. “Change” means the process of altering an existing network system or environment and could include network software upgrades and system or technology enhancements. The change could be implemented by IBM or a third-party vendor, with testing occurring after the change to ensure network and systems integrity.

Integrated Planning Team or

“IPT”	means the team composed of the individuals specified in Section 6.

Key Employees	means those employees agreed by Certegy and IBM to be key employees pursuant to each Transaction Document and identified in Schedule V thereto.

Certegy/IBM Confidential

Level One Support	has the meaning given in a Schedule to each Transaction Document for such Transaction Document.

Level Three Support	has the meaning given in a Schedule to each Transaction Document for such Transaction Document.

Level Two Support	has the meaning given in a Schedule to each Transaction Document for such Transaction Document.

Listed Subcontractors	has the meaning given in Section 8.6(a).

Local Area Network (LAN)

means all communications equipment and components that are used to transmit voice, image and data signals within a local area network and which initially consist of the communications facilities and components in use by Certegy immediately prior to the Commencement Date to provide local area network communications facilities to the Certegy Group as described in Schedule I to each Transaction Document for such Transaction Document, including without limitation the associated attachments, peripherals, features, software and accessories, communications lines and Cabling, including the wiring systems, at the locations specified in such Schedule.

Losses

means all losses, liabilities, damages, penalties and claims (including taxes and all related interest and penalties incurred directly with respect thereto), and all related costs, expenses and other charges (including all reasonable attorneys’ fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

Machines	means the IBM Machines and Certegy Provided Hardware.

Maintenance Release

means those Software fixes and updates provided by the Software vendors as part of normal maintenance service for the Software for which there is no charge by such vendors in addition to periodic maintenance charges, if any.

Materials	means the Certegy Code, the Certegy Derivative Code, the Certegy Works, the IBM Code, the IBM Derivative Code, the IBM Works and the IBM Interfaces.

Minimum Service Levels	has the meaning given in Schedule S to each Transaction Document for such Transaction Document.

Monthly Charge	has the meaning given in Schedule J to each Transaction Document for such Transaction Document.

Network	means the Data Network, Local Area Network and Voice Services.

Network Locations	has the meaning given in Schedule I to each Transaction Document for such Transaction Document.

Network Vendors	means any third parties providing information communication services to Certegy which are accessed or will be accessed through the Network.

New Services	has the meaning given in Section 3.12.

Notice	has the meaning given in Section 16.1(b)

Certegy/IBM Confidential

Other Products	has the meaning given in Section 4.5(c).

Parties	means IBM and Certegy as detailed on the initial page of the Agreement.

Party	means IBM or Certegy as detailed on the initial page of the Agreement.

Performance Standards

means the service levels and performance responsibilities under which the Services will be provided. The Performance Standards are described in Schedule S to each Transaction Document for such Transaction Document.

Performance Value	has the meaning given in Section 9.8(d).

Poll	means to electronically connect the Facilities to the other Certegy Group sites to retrieve data, perform downloads/updates and/or execute remote diagnostics.

Project	means the portion of the Services described in Schedule N to each Transaction Document.

Project Executive	has the meaning given in Section 7.1.

Required Consents

means any consents or approvals required to be obtained (a) to allow IBM and its subcontractors to assume financial and/or support, operational, management and administrative responsibility for the Certegy Software, the Certegy Provided Hardware and the Certegy Provided Office Furnishings in connection with the Services; (b) for the licensing, transfer and/or grant of the right to the Certegy Group to use the IBM Software and IBM Machines as contemplated by the Agreement; and (c) for the Certegy Group and IBM and its subcontractors to have access to and use of the space, equipment, software and/or third party services provided under the Third Party Agreements in connection with the Services as contemplated by the Agreement.

Resource Unit (“RU”)	has the meaning given in Schedule E to each Transaction Document for such Transaction Document.

Service Credits	has the meaning set forth in Section 9.9 and Schedule S to each Transaction Document.

Service Employees	has the meaning given in Section 12.6(g).

Services	means the Certegy In-Scope Operations, including, without limitation, any migration of the Certegy In-Scope Operations from the Certegy Group to IBM pursuant to a Transaction Document.

Services Transfer Assistance	has the meaning given in Section 12.5.

Similarly Situated Customers	means IBM customers with substantially the same mix and type of processing applications and systems resources utilization at similar or lesser volumes.

Software	means IBM Software and Certegy Software.

Supplement	means the Supplement to each Transaction Document containing the charges and certain other necessary information.

System	means the Machines, Software and Network covered under the Agreement and the

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operating environment therefor.

Systems Software

means those programs and programming (including all supporting documentation and media) that perform tasks related to the functioning of the data processing, and telecommunication equipment which is used to operate the Applications Software or otherwise to support the provision of the Services by IBM under the Agreement, whether or not licensed to IBM. Systems Software may include but is not limited to, database creation and management software, application development tools, operating systems, software utilities, data security software, data network software, communications monitors and data base managers. Systems Software as of the Commencement Date is listed in Schedule B to each Transaction Document for such Transaction Document, which schedule shall be updated pursuant to Section 8.1 during the Term to reflect the then current Systems Software.

Systems Software—Certegy

means the systems software and general purpose software such as the database creation and management software, utility software and applications development tools software listed in Schedule B to each Transaction Document for such Transaction Document under such heading provided or to be provided by Certegy.

Systems Software-IBM	means Systems Software listed in Schedule B to each Transaction Document for such Transaction Document under the heading “Systems Software-IBM”, provided or to be provided by IBM.

Systems Software Maintenance

means defect identification and fixes, and installation of those fixes and updates provided by software vendors as part of normal maintenance service for Systems Software for which there is no charge by such vendor in addition to periodic maintenance charges, if any, and, subject to Section 3.9 defect identification, provision of fixes and installation of those fixes and updates for Systems Software used by IBM to provide the Services for which there is no generally commercially available maintenance and support.

Term	has the meaning given in Section 1.3 and any extension and renewal term described in the Agreement.

Termination Charge	means the amount set forth in a Supplement to a Transaction Document.

Third Party Agreements

means those contractual, leasing and licensing arrangements for which IBM has undertaken financial, management and/or administrative responsibility and pursuant to which a member of the Certegy Group receives any third party products, software and/or services in connection with the provision of the Services. Third Party Agreements to which one or more members of the Certegy Group is a party are listed on Schedule F to each Transaction Document for such Transaction Document, which schedule shall be updated pursuant to Section 8.1 during the Term to reflect the then-current Third Party Agreements.

Third Party Provider

means a business or entity other than a member of the Certegy Group or IBM that provides products, software and/or services under a Third Party Agreement, in support of the provision of the Services by IBM.

Tower	has the meaning given in Section 1.2(a).

Trade Secrets	has the meaning given in Section 11.1

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Transaction Document

means each document executed by IBM with Certegy pursuant to the Agreement, providing for the performance and delivery of a portion of the Services to a specific site or group of sites with respect to one or more of the Towers. Such document will be in the form of Exhibit 3 and structured as described in Exhibit 2.

Transition Cover Costs	has the meaning given in Section 13.3(b).

Transition Costs

means the costs incurred and profit charged by IBM on such costs to transition into a Transaction Document Services arrangement. Such costs do not include the costs of hardware or software to provide the on-going Services.

Transition Period	has the meaning given in Section 5.1(a).

Transition Personnel	has the meaning given in Section 5.1(b).

Transition Plan	has the meaning given in Section 5.1(a).

Unplanned Resource Unit	has the meaning given in Schedule J to each Transaction Document.

Version	means those Software updates that generally add function to the existing Software and may be provided by the Software vendors at a fee over and above the standard periodic software maintenance costs.

Virus or Viruses

means computer instructions that are intended, designed and have the effect of adversely affecting the specified operation, security or integrity of a computing, telecommunications or other digital operating or processing system or environment.

Voice Equipment

means PBXs and Key Systems (AT&T and non-AT&T), telephony switches, key systems, telephone sets, voice mail equipment, voice response units and associated software and equipment performing similar functions.

Voice Services

means all Voice Equipment and associated controllers, channel banks, carrier services (e.g., VNET), lines and Cabling, together with all software related thereto, used to transmit voice traffic within or outside of Certegy locations, but does not include the Data Network.

Wind-Down Expenses

means the net amount, after IBM takes commercially reasonable action to mitigate the adverse financial impact on IBM, that will reimburse IBM for the actual reasonable costs that IBM incurs in the disposition and/or reallocation of IBM Machines, IBM Software and the portion of the Data Center dedicated to the performance of the Services, the placement of IBM personnel allocated to the delivery of the Services, and the termination, if appropriate, of the Third Party Agreements, in the event of a termination occurring prior to the expiration of the Term or the term of any Transaction Document; provided, however, Certegy shall have the right to mitigate such costs by (a) hiring the IBM personnel primarily employed to provide the Services under the Agreement; (b) purchasing, or subject to the terms thereof, assuming the leases for, the IBM Machines primarily used to provide the Services under the Agreement; (c) assuming the licenses and maintenance agreements for the IBM Software primarily used to provide the Services under the Agreement; and/or (d) taking similar actions.

Wiring	means those cables or wires that are internal to the building structure and that interconnect machines within the same building or between buildings.

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Year 2000 Compliance or

Compliant

means that the product will accurately process and handle date data (including but not limited to, calculating, comparing and sequencing) within, from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, and to the extent such product must perform with other products as part of the System, they will properly exchange date data among themselves in accordance with the foregoing.

Year 2000 Services

means assessment or testing services which have the principal objective of determining whether machines, software and/or other products are Year 2000 Compliant, as well as conversion or remediation services which have the principal objective of modifying and/or enhancing machines, software and/or other products so that they are Year 2000 Compliant.

3.	THE SERVICES

3.1.	Obligation to Provide Services

a)	Starting on the Commencement Date of each Transaction Document and continuing during the term of each Transaction Document, IBM shall provide the Services to, and perform the Services for, the Certegy Group and the other Authorized Users.

b)	In performing and providing the Services, the relationship of IBM with the members of the Certegy Group will be as an independent contractor. However, as a result of its position in providing and performing the Services, the Parties acknowledge that certain employees of IBM and each of its Affiliates providing portions of the Services may have a unique knowledge of the information technology operations of the members of the Certegy Group that no employee of a member of the Certegy Group will have in full, and employees of IBM and each of its Affiliates providing portions of the Services will be interacting with the employees, executive management and accountants to the Certegy Group and the members thereof, and will be performing functions that would otherwise be performed by employees of the Certegy Group.

c)	There may be functions, responsibilities, activities and tasks not specifically described in the Agreement (including the Transaction Documents and the Supplements and Schedules thereto) which are required for the proper performance and provision of the Services and are an inherent part of, or a necessary subpart included within, the Services. If such functions, responsibilities, activities and tasks are determined to be required for the proper performance and provision of the Services or are an inherent part, or a necessary sub-part included within, the Services, such functions, responsibilities, activities and tasks shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in the Agreement (including the Transaction Documents and the Supplements and Schedules thereto). Each such determination shall be made by agreement of the Parties or resolved pursuant to the dispute resolution provisions of Section 16.

3.2.	Performance

a)	IBM agrees that the performance of the Services covered by each Transaction Document will meet or exceed each of the applicable Performance Standards and Minimum Service Levels set forth in the Schedules to each such Transaction Document, subject to the limitations and in accordance with the provisions set forth in the Agreement.

b)	Concurrent with the semi-annual Business and Operations Support Plan review process described in Sections 6.1 and 6.2 and more often if requested by Certegy, Certegy and IBM will review and agree to commercially reasonable changes, modifications, deletions and replacements of and additions to the Performance Standards, the Minimum Service Levels and the Service Credits under each Transaction Document for the purposes of better and more timely reflecting, facilitating and supporting the continuing development, and evolving priorities of the Certegy Group and the Certegy Business. Any such changes will be implemented through the Change Control Process. The Performance Standards and the Minimum

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Service Levels shall not be changed, modified or adjusted downward or upward without the prior written agreement of the Parties. The Parties intend that the Performance Standards and the Minimum Service Levels will be improved over time. The Parties agree to cooperate and deal with each other in good faith to promptly resolve on a reasonable basis in consonance with the purposes of the review process, any differences between the Parties regarding appropriate changes to, modifications of, additions to, deletions of and replacements of the Performance Standards, the Minimum Service Levels and the Service Credits.

c)	IBM will continue to use the existing measurement and monitoring tools and procedures to set Resource Unit Baseline measurements and to measure and report IBM’s performance of the Services against the Performance Standards and Minimum Service Levels. Subject to Certegy’s prior approval (which approval shall not be unreasonably withheld). IBM shall implement the necessary measurement and monitoring tools and procedures required to set Resource Unit Baseline measurements and to measure and report IBM’s performance of the Services against the Performance Standards and Minimum Service Levels as such standards and levels may be developed, modified and changed during the term of each Transaction Document and as the Services may evolve and be supplemented and enhanced during the Term. Such measurement and monitoring shall permit reporting at a reasonable level of detail sufficient to verify compliance with the Performance Standards and Minimum Service Levels and application of any attendant Service Credits. IBM shall prepare and maintain detailed records regarding its compliance with the Performance Standards and Minimum Service Levels and the determination and application of attendant Service Credits. Upon request, IBM shall provide Certegy with information and reasonable access to such tools and procedures, and the records relating thereto, for purposes of verification of the reported performance levels.

3.3.	Disaster Recovery Services

IBM will provide Disaster Recovery Services under each Transaction Document in accordance with Schedule G to each Transaction Document. If IBM fails to provide Disaster Recovery Services to the extent and in accordance with the time table set forth in such Schedule for a period as set forth in Schedule G to each Transaction Document. Certegy will be entitled, at its election, to terminate such Transaction Document pursuant to Section 12.1(a) (without giving the notices and observing the cure periods set forth in Section 12.l(a)) upon written notice to IBM. If Certegy elects to terminate such Transaction Document as described in this Section 3.3, Certegy shall give notice to IBM of such election within thirty (30) days after the occurrence of the event on which such termination is based. In the event of a termination of such Transaction Document is authorized under this Section 3.3, Certegy shall not be required to pay any Termination Charges or Wind-Down Expenses to IBM. Such termination shall not constitute the sole and exclusive remedy of Certegy for such failure of performance by IBM.

3.4.	Audits

a)	IBM will assist the Certegy Group in meeting their respective audit and regulatory requirements, including providing access to the Facilities, the Data Center and IBM’s books and records, to enable the Certegy Group and its auditors and examiners to conduct appropriate audits and examinations of the Certegy Group’s operations and IBM’s operations relating to the performance of the Services, and to verify the accuracy of IBM’s charges and credits to Certegy and that the Services are being provided in accordance with the Agreement and the Performance Standards and Minimum Service Levels set forth in each Transaction Document; provided, however, that neither Certegy nor its auditors will be allowed access to other IBM or IBM Affiliates customers’ records or IBM confidential and proprietary data, but provided further that nothing in the Agreement shall limit or restrict Certegy’s or IBM’s rights in discovery proceedings pursuant to any civil litigation. Such access will require forty-eight (48) hour written notice to IBM and will be provided at reasonable hours. If any audit or examination reveals that IBM’s invoices for the audited period are not correct (other than amounts in dispute pursuant to Section 9.12). IBM shall promptly reimburse Certegy for the amount of any overcharges, or Certegy shall promptly pay IBM for the amount of any undercharges. If any such audit activities interfere with IBM’s ability to perform the Services in accordance with the Performance Standards and Minimum Service Levels under any Transaction Document, IBM shall be relieved of such performance obligations under such Transaction Document to the extent caused by such audit activity. If the assistance required of IBM shall cause IBM to

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expend resources and incur additional costs to provide such assistance that are not within the scope of the Services and Resource Unit Baselines, Certegy shall reimburse IBM for such costs.

b)	Subject to Section 4.6, IBM agrees to make any changes to the Services and take other actions which are necessary in order to maintain compliance with laws or regulations applicable to its performance and provision of the Services. Subject to Section 4.6, Certegy may submit to IBM findings and recommendations regarding changes to the Services necessary for the compliance by Certegy with applicable laws and regulations which IBM will analyze and consider in good faith. IBM shall promptly respond to Certegy regarding IBM’s evaluation and activity plan for such findings and recommendations.

3.5.	Facilities and Data Center

a)	IBM will not relocate the portion of the Services provided from the Facilities and the Data Center as set forth in each Transaction Document without the prior written consent of Certegy as described in Section 5.3(d).

b)	During the Term, IBM will provide the Certegy Group with access upon prior notice to the portion of the Facilities used by IBM to provide and perform the Services (including, without limitation, the Data Center) in order for Certegy to provide tours of such portions of the Facilities and such tours will be conducted in a manner reasonably calculated not to interfere with IBM’s provision of Services.

c)	IBM will provide reasonable access to the portion of the Facilities used by IBM to provide and perform the Services as necessary or appropriate for the performance, delivery and use of the Services by the Certegy Group and for the operation, maintenance, upgrade, support and use of any other Certegy hardware, software and other resources located in the Facilities including the Data Center (i) to the Certegy Group’s authorized employees, agents and representatives, and (ii) to Third Party Providers and third party vendors and suppliers of installation, maintenance, support and upgrade services, technology and hardware for the System and any other Certegy hardware, software and other resources located in the Facilities including the Data Center serviced thereby. To the extent practical in light of such installation, maintenance, support and upgrade requirements, Certegy will provide twenty-four (24) hours notice to IBM prior to any visits by such Third Party Providers and third party vendors and suppliers.

d)	All access to the portion of the Facilities under the control of IBM and used by IBM to provide and perform the Services (including, without limitation, the Data Center) shall be subject to (i) reasonable data and records protection and physical security measures (including Certegy physical security requirements) and (ii) such Certegy Group employees, agents and representatives and Third Party Providers and third party vendors and suppliers undertaking reasonable confidentiality requirements relating to such visits.

3.6.	Security

Certegy will authorize all access to all Software operated by, and Company Information and other records of the Certegy Group in the possession of IBM in support of the Services covered by each Transaction Document through the data and records security procedures as described in Schedule L to such Transaction Document. IBM shall notify Certegy of the identity of each of the entities and personnel working with IBM to provide and perform the Services covered by each Transaction Document that are to be authorized access to the Software utilized in support of the Services covered by such Transaction Document and the level of security access required by each. The Parties shall cooperate in administering security procedures regarding such access, in accordance with such Schedule. IBM will enable such access by persons as designated by Certegy and deny such access to all other persons, in accordance with such Schedule.

3.7.	Technology Refresh

IBM will refresh the information technologies components of the Services (including both hardware and software components) as specifically provided in the Agreement (including each Transaction Document). This Section 3.7

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shall not affect or limit IBM’s obligations or authority to perform the repair, maintenance and upgrade functions and services as set forth in the Agreement.

3.8.	Software Licenses

a)	IBM will comply with all license obligations under all licenses and maintenance agreements for the Software, including without limitation, the obligations of nondisclosure and scope of use; provided, however, IBM will only be obligated under this Section 3.8(a) with regard to the licenses and maintenance agreements for Certegy Software to the extent the obligations thereunder are disclosed to and accepted by IBM. To the extent provided to IBM by Certegy prior to execution of each Transaction Document. IBM shall be deemed to have reviewed and accepted the obligations under the licenses and maintenance agreements for the Certegy Software listed on Schedules to such Transaction Document as of the Commencement Date under such Transaction Document, unless otherwise noted in such Transaction Document.

b)	All IBM Software provided by IBM in connection with the Services and any Certegy Software licensed under a Third Party Agreement shall be licensed (and the attendant maintenance arrangements contracted) in the name of the Certegy Group member designated by Certegy as the licensee with IBM having the right to access and use such Software in performing the Services, unless IBM can procure such Software (and/or attendant maintenance arrangement) on a more cost effective basis licensed in its own name.

c)	IBM shall use commercially reasonable efforts to obtain from the applicable Software vendors a right to assign or transfer, without any payment of any additional fee or charge by Certegy, any licenses (and attendant maintenance arrangements) for the Software licensed and contracted in IBM’s name as licensee to Certegy upon termination or expiration of the Agreement and as applicable, each Transaction Document. If IBM is unable to obtain from the applicable Software vendor the rights described in the immediately preceding sentence, and, in any event, prior to (i) the addition to the IBM Software of any software which is not listed in Schedules to a Transaction Document for the Certegy operations covered by such Transaction Document, or (ii) any upgrade, enhancement or modification of any IBM Software listed in Schedules to a Transaction Document for the Certegy operations covered by such Transaction Document. IBM shall (A) obtain Certegy’s prior written consent for any such actions, (B) provide Certegy with information regarding the amount of any fees and other reasonable requirements Certegy would be required to undertake in order to obtain a license to and maintenance for such IBM Software upon the expiration or termination of the Agreement and as applicable, each Transaction Document, and (C) use commercially reasonable efforts to obtain a firm commitment from the providers of such IBM Software to license and provide maintenance for the IBM Software to Certegy upon the expiration or termination of the Agreement upon the payment of such fees and satisfaction by Certegy of such requirements. If Certegy does not respond to a request for consent from IBM within twenty-one (21) business days of receipt of such request together with the information and confirmation of the actions required of IBM in this Section 3.8(c), Certegy shall be deemed to have granted its consent to the actions for which IBM requested consent. IBM shall consider and take into account in the negotiation of its licensing and maintenance arrangements with providers of the IBM Software, Certegy’s reasonable concerns regarding the terms and conditions of such IBM Software licenses and maintenance agreements, and make such licenses, maintenance agreements and related documentation, exclusive of pricing information related to charges to IBM, available to Certegy upon request.

d)	IBM shall not direct the Certegy Group to terminate, extend, replace, amend or add licenses for the Software and/or the maintenance arrangements attendant therewith, contracted in the name of a member of the Certegy Group without notifying Certegy in writing of the proposed action by IBM and obtaining Certegy’s prior written agreement; moreover, IBM shall provide to Certegy a written report of the reasons for, and the impact and ramifications on the Services of, such proposed action concurrently with such notification; IBM may terminate, replace, amend or add licensees for the IBM Software as it chooses so long as IBM continues to perform the Services in the manner required by the Agreement; provided, however, IBM agrees to provide twenty-one (21) business days written notification to Certegy prior to each such termination, replacement, amendment or addition and concurrently with such notification, deliver to Certegy a written report of the reasons for, and the impact and ramifications on the Services of, IBM’s proposed action. In addition, if such action by IBM with respect to a license and/or maintenance

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arrangement for the IBM Software will have an impact on the Services or the monitoring and/or evaluation of the Services in a manner that in turn will have a financial and/or operational impact on the Certegy Group or the ability of IBM or Certegy to monitor and/or evaluate the performance and delivery of the Services, and IBM is notified in writing by Certegy of its estimate of such financial and/or operational impact prior to IBM’s implementation of such action and IBM elects to proceed, IBM will provide or cause to be provided the programs, services, rights and other benefits and resources that are the subject of such licenses and maintenance agreements to the Certegy Group on terms no less favorable than the terms of such license and maintenance agreements and ensure that there shall be no negative impact on the ability of IBM or Certegy to monitor and/or evaluate the performance and delivery of the Services. If Certegy in connection with or resulting from IBM’s termination, replacement, amendment or addition of any license for IBM Software and/or maintenance arrangement incurs additional expenses, costs or Losses, including but not limited to personnel costs, and IBM has been notified in writing by Certegy of its estimate of such financial impact prior to IBM’s implementation of such action and IBM elects to proceed, IBM shall promptly reimburse Certegy for such amounts actually incurred by Certegy; provided, however, that in each instance in this Section 3.8(d) that Certegy provides IBM an estimate of the financial impact of an action by IBM on Certegy, the amounts recoverable from IBM by Certegy in each such instance shall not exceed the amount of the written estimate provided to IBM for each such instance.

e)	IBM will update and maintain as changes occur, a listing of all Software by name, Maintenance Release and Version promoted into production on each Machine at each location of the Machines and will provide to Certegy upon request from time to time a copy of such updated list.

3.9.	Software Currency

The Parties agree to maintain reasonable currency for Maintenance Releases and Versions of Software, unless Certegy requests otherwise. For purposes of this Section, “reasonable currency” shall mean that the next Maintenance Release or Version is installed not later than the longer of (i) twelve (12) months after the date the licensor makes such Maintenance Release or Version commercially available, or (ii) within one (1) month after the date the licensor makes a subsequent Maintenance Release or Version commercially available which causes Certegy to be more than one Maintenance Release or Version behind, unless such Maintenance Release or Version contains defects, Viruses Disabling Code or similar infirmities identified by the Parties, or either of them, that will adversely affect Certegy’s operations, in which case, the previous Maintenance Release or Version will be deemed “reasonably current”.

In the event Certegy requests IBM to expedite installation of a Maintenance Release or Version or to delay the installation of a Maintenance Release or Version of specific Software beyond such period or requires operation and maintenance of multiple Versions of Software, IBM shall do so, provided, that if IBM reasonably determines that it will incur any additional costs as a result of such requests (e.g., Software support costs due to withdrawal of maintenance by the licensor, multiple version charges, etc.) for resources not otherwise required to provide the Services under the applicable Transaction Document or covered under a current Resource Unit Baseline for such Transaction Document, then IBM will notify Certegy of the amount of such costs in writing and Certegy, at its option, will either delay installation of such Maintenance Release or Version or update the Software to the current level (as applicable) or reimburse IBM for any demonstrable costs. The installation and promotion into production of each Maintenance Release and Version shall be performed in accordance with the Change Control Process.

In addition, Certegy shall relieve IBM from any failure to meet a Performance Standard or Minimum Service Level to the extent directly impacted by the delay or acceleration of the next Maintenance Release or Version until such time as the affected Software is brought to “reasonable currency” as defined in this Section 3.9.

3.10.	Viruses

IBM will take commercially reasonable measures to ensure that no Viruses or similar items are coded or introduced into the System and the operating environments used to provide the Services. IBM will continue to perform the Virus protection and correction procedures and processes in place at the Certegy

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Group prior to the Commencement Date of each Transaction Document, and will continue to review, analyze and implement improvements to and upgrades of such virus prevention and correction programs and processes that are commercially reasonable and consistent with industry standards. If a Virus is found to have been introduced into the System and the operating environments used to provide the Services, IBM shall use commercially reasonable efforts and diligently work to eliminate the effects of the Virus; provided, however, IBM shall take immediate action if required due to the nature or severity of the Virus’ proliferation. The Party causing or permitting a Virus to be introduced into the System shall bear the costs associated with such efforts. Notwithstanding any other term of this Section 3.10, neither Party shall be liable to the other Party or any of its Affiliates for any such costs incurred by any of them with respect to items and areas outside of the System. If the Certegy Group introduces or permits the introduction of a Virus, IBM shall be relieved of the Performance Standards and Minimum Service Levels to the extent such Virus impacts IBM’s ability to satisfy such Performance Standards and Minimum Service Levels.

3.11.	Software—Substitutions and Additions

a)	If Certegy requests a substitution of any Software under any Transaction Document for which IBM has financial responsibility, Certegy shall pay or receive a credit in the amount by which the periodic license or maintenance fees attributable to the substituted Software exceeds or is less than the then-current periodic license or maintenance fees being paid by IBM attributable to the Software being replaced. If Certegy requests deletion of any Software for which IBM has financial responsibility from the Schedules to a Transaction Document and does not immediately substitute any other new Software therefor, Certegy may utilize an amount equal to the then-current applicable periodic license and/or maintenance fees attributable to such deleted Software to offset the fees attributable to any new Software or receive a credit in such amount. IBM will provide Certegy with the requisite license and/or maintenance fees support documentation to assist Certegy in evaluating the decision to replace such Software. Certegy will be responsible for any other fees payable to the Software vendor associated with such substitutions or additions.

b)	Certegy may add Software to, or delete Software from, the Schedules to any Transaction Document. IBM agrees to promote into or remove from production, use and operate any Software selected by Certegy; provided, however, that any resources (software, hardware, personnel, etc.) required to install, delete and/or operate such added Software that is not otherwise required to provide the Services under such Transaction Document, or covered under a current Resource Unit Baseline for such Transaction Document, will be provided as New Services pursuant to Sections 3.12. Certegy shall be permitted by IBM to audit, control and approve all new Software prior to its promotion into production, and IBM shall provide the cooperation, information and access necessary or appropriate to permit Certegy to perform such functions.

c)	If IBM timely notifies Certegy that any software requested by Certegy be substituted for, deleted from, or added to, the Software will have an adverse impact on the operation of the System before such action is effected and Certegy directs IBM to effect such action even in view of such notice, IBM shall be relieved of any failure to satisfy the Performance Standards and Minimum Service Levels to the extent, and only to the extent, such action affects IBM’s ability to satisfy such Performance Standards and Minimum Services Levels.

3.12.	New Services

a)	During the Term, Certegy may request IBM to perform a “New Services” (defined as an additional function, responsibility or task under any Transaction Document that requires resources for which there is no current Resource Unit Baseline or charging methodology under such Transaction Document, that is, such function, responsibility or task is not included in the Monthly Charge and is not charged separately under another methodology other than this New Services provision). Further, Certegy’s request for a New Service may include a request for IBM to correspondingly reduce or eliminate one or more existing elements of the Services then being provided under the applicable Transaction Document that are being replaced by the New Services. In such event, IBM shall determine the resources and expenses related to the element or elements of the Services being reduced or eliminated and those required for the New Services being added.

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Promptly after receiving each request for New Services from Certegy, IBM will provide a written quote for such New Services to Certegy setting forth the net increase or decrease allocable to the resources and expenses eliminated and/or added in the Monthly Charge and/or other charging methodologies under the applicable Transaction Document, and as applicable, increases and decreases in existing Resource Unit Baselines and additional Resource Unit Baselines, if any, that will be attributable to such New Services, and will concurrently deliver to Certegy as a part of such quote a detailed description of and proposal for the New Services together with a report regarding the ramifications and impacts of such New Services on the Services under such Transaction Document. All changes in the Monthly Charge and other charging methodologies will be based upon the required proportional increase in personnel, System and other resources applicable to the New Services relative to the Monthly Charge and existing other charging methodologies. Upon receipt of such quote and other documentation, Certegy may then elect to have IBM perform the New Services, and the Monthly Charge and, if applicable, other charging methodologies and Resource Unit Baselines under such Transaction Document will be established and/or adjusted to reflect such New Services in a written amendment to the Agreement in accordance with Section 17.2. Notwithstanding the foregoing, nothing herein shall be deemed to obligate Certegy to obtain New Services from IBM.

b)	The Parties agree that changes during the Term in functions, responsibilities and tasks that are within the scope of the Services will not be deemed to be New Services, if such functions, responsibilities and tasks evolved or were supplemented and enhanced during the Term by IBM in its sole discretion or pursuant to the provisions of the Agreement.

3.13.	Affiliates

If the Certegy Group acquires any additional Affiliates or other operations or assets during the Term and desires that IBM provide the Services for such Affiliates or other operations or assets, IBM will provide such Affiliates or other operations or assets with Services in accordance with the Agreement, subject to additional charges if acceptance of such responsibilities by IBM would require usage of Baseline Resources in excess of the Baseline Resources set forth in the Agreement or additional charges if acceptance of such responsibilities by IBM would require the performance of New Services as described in Section 3.12.

4.	WARRANTIES/REPRESENTATIONS/COVENANTS

4.1.	Work Standards

IBM warrants, represents and covenants that (a) it has, and during the Term will have, and each of the IBM employees and subcontractors that it will use to provide and perform the Services has and during the Term will have, the necessary knowledge, skills, experience, qualifications and resources to provide and perform the Services in accordance with the Agreement; (b) it has successfully provided and performed the Services or services that are substantially similar to the Services for other customers of IBM; and (c) the Services will be performed for the Certegy Group in a diligent, workmanlike manner in accordance with industry standards applicable to the performance of such services.

4.2.	Noninfringement

Each of the Parties covenants that it will perform its responsibilities under the Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party. Notwithstanding this provision or any other provision in the Agreement, Certegy makes no warranty or representation with respect to any claims for such infringement or misappropriation by virtue of its compliance with obligations herein to provide IBM access to, use of or benefits of any Third Party Agreements prior to receiving the necessary Required Consents; provided, however, that this Section 4.2 shall not relieve Certegy from any liability or obligation under Sections 8.2 and 14.2.

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4.3.	Disabling Code

IBM covenants that IBM will take commercially reasonable steps to ensure that no Disabling Code in the Systems Software will be permitted to be invoked without the prior written consent of Certegy. IBM further covenants that with respect to any Disabling Code that may be part of the Systems Software, IBM will not knowingly invoke Disabling Code at any time, including upon expiration or termination of the Agreement or any Transaction Document for any reason, without Certegy’s prior written consent.

4.4.	Authorization and Enforceability

Each Party hereby represents and warrants that:

a)	it has all requisite corporate power and authority to enter, and fully perform pursuant to, into the Agreement;

b)	the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby have been duly and properly authorized by all requisite corporate action on its part; and

c)	the Agreement has been duly executed and delivered by such Party.

4.5.	Disclaimer

a)	IBM does not warrant the accuracy of any advice, report, data or other product delivered to Certegy to the extent any inaccuracies are caused by data and/or software provided by Certegy. Such products are delivered AS IS, and IBM shall not be liable for any inaccuracy therein. IBM will promptly notify Certegy of any such inaccuracies of which IBM becomes aware and the cause therefore if known by IBM. IBM will provide commercially reasonable assistance to Certegy to remedy such problems.

b)	Subject to the obligations of IBM to satisfy the Performance Standards and Minimum Service Levels and provide the Services as set forth in the Agreement without material denigration or interruption, IBM does not assure uninterrupted or error-free operations of the Software and Machines.

c)	Except as set forth in a Transaction Document, IBM is not providing any Year 2000 Services under the Agreement. IBM shall not be responsible for its failure to perform any of its obligations (including, for example, failure to meet Performance Standards or Minimum Service Levels) under the Agreement, if such failure is the result of the inability of

1)	Certegy’s,

2)	a third party’s or

3)	IBM’s products installed prior to the Execution Date of a Transaction Document

(for example, software, hardware or firmware) (“Other Products”) to correctly exchange, process and handle date data (including, but not limited to, calculating, comparing and sequencing) within, from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations.

d)	IBM assumes no responsibilities or obligations to cause products or deliverables provided by IBM to accurately exchange date data with Other Products or to cause Other Products to accurately exchange date data with products or deliverables provided by IBM.

e)	EXCEPT AS PROVIDED IN THE AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES OR COVENANTS, AND THERE ARE NO IMPLIED WARRANTIES OR COVENANTS, INCLUDING,

Certegy/IBM Confidential

BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR COVENANTS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.6.	Regulatory Proceedings and Compliance with Laws

Each Party agrees at its cost and expense to obtain all necessary regulatory approvals applicable to its business, to obtain any necessary permits for its business, and to comply with all laws and regulatory requirements applicable to the performance of its obligations under the Agreement.

4.7.	Year 2000 Warranty

IBM warrants that products manufactured or distributed by IBM and bearing a logo of IBM and/or an IBM Affiliate (“IBM Logo Products”) that are provided under the Agreement and installed after the Execution Date of a Transaction Document and used to provide Services under the Agreement will be IBM Year 2000 Compliant, unless IBM notifies Certegy of its intention to install a non-IBM Year 2000 Compliant IBM Logo Product and Certegy agrees in writing to such installation.

4.8.	Covenant of Cooperation and Good Faith

The Parties covenant to timely and diligently cooperate, with due consideration of the goals, objectives and purposes of the Agreement, to facilitate the performance of their respective duties and obligations under the Agreement in a commercially reasonable manner. Further, the Parties agree to deal and negotiate with each other and their respective Affiliates in good faith in the execution and implementation of their duties and obligations under the Agreement.

5.	TRANSITION

5.1.	Transition Plan

a)	Prior to the Commencement Date for each Transaction Document or such other date as the Parties may agree, IBM and Certegy through the Certegy/IBM Integrated Planning Team will have developed and agreed upon the “Transition Plan” set forth in Schedule H to such Transaction Document, describing (i) the transition from the Certegy Group to IBM or its Affiliate of the Affected Employees, if any; (ii) the transition of the administration, management, operation under and financial responsibility for the Third Party Agreements from the Certegy Group to IBM or its Affiliate: and (iii) the transition of the performance of and responsibility for the other functions, responsibilities and tasks currently performed by the Certegy Group to IBM or its Affiliate which comprise the Services covered by such Transaction Document. The Transition Plan shall be implemented and completed over a mutually agreed period as set forth in the Transition Plan starting on the Commencement Date, which period shall not extend beyond a date certain set forth in such Transaction Document, without the prior written agreement of the Parties (the “Transition Period”). Notwithstanding the foregoing in this Section 5.1(a), IBM’s and Certegy’s responsibilities and obligations with respect to the Affected Employees, the Third Party Agreements and the other elements of the Services as set forth in the Agreement shall commence on the dates set forth in such Transaction Document, or if no date is set forth in such Transaction Document, the Commencement Date under such Transaction Document.

b)	During the Transition Period, Certegy will cooperate with IBM in implementing the Transition Plan by providing the personnel (or portions of the time of the personnel) set forth in the Transition Plan (“Transition Personnel”) and performing the tasks described for Certegy in the Transition Plan. During the Transition Period. IBM will be responsible for the provision of the Services set forth in each Transaction Document (including within those Services the implementation of the Transition Plan).

Certegy/IBM Confidential

5.2.	Affected Employees

The Certegy Group may eliminate certain of the positions within the Certegy Group associated with the Certegy In-Scope Operations commencing on the Commencement Date under any Transaction Document and through the end of the Transition Period under such Transaction Document. IBM will, with Certegy’s consent, offer employment to each of the individuals listed on Schedule O to such Transaction Document, in accordance with the employment guidelines set forth on such Schedule O (the “Affected Employees”). All costs and expenses incurred by IBM in connection with the offer to employ and the employment of the Affected Employees shall be the responsibility of IBM. IBM will promptly reimburse Certegy for the amount of salary and benefit costs incurred by Certegy, if any, with respect to each Affected Employee after the Commencement Date for the period until they receive offers and reject such offers, become IBM employees, or IBM determines not to offer employment to an Affected Employee in accordance with its employment guidelines and notifies Certegy in writing of such determination.

5.3.	Resources and Facilities

a)	To enable IBM to provide the Services, the Parties may agree under a Transaction Document for Certegy to provide, at no charge to IBM, the use of the Certegy Provided Hardware, Certegy Provided Office Furnishings, Certegy facilities, and offices services such as reasonable local analog telephone services for the sole purpose of providing and performing the Services covered by the Transaction Document for the Certegy Group. These obligations will generally not include the provision of (i) office, storage or equipment/Data Center space, parking facilities, or heat, light, power, air conditioning and other similar utilities which will be provided under a separate lease agreement between the members of the Certegy Group as lessor and IBM or its Affiliates as lessee for a portion of the Facilities, or (ii) office support services (e.g., janitorial and security), office supplies and similar services and consumables. All such items provided by Certegy shall comply with all applicable laws and regulations relating to safety and use. Subject to the satisfaction of Certegy’s obligation with respect to compliance with applicable laws and regulations, IBM shall ensure a safe working environment is maintained with the Certegy Provided Hardware, Certegy Provided Office Furnishings and Certegy facilities in compliance with all applicable laws and regulations, and shall take no action that will compromise such safety of such working environment or violate such laws and regulations.

1)	When the Parties agree that the Certegy Provided Hardware and Certegy Provided Office Furnishings are no longer deemed necessary to perform the Services, Certegy’s obligations set forth in this Section and in any Transaction Document with respect to each such item of resources shall terminate.

b)	Except as otherwise provided in the Agreement, IBM will have the responsibility and obligation to provide and administer, manage, support, maintain and pay for all resources (including, without limitation, personnel, hardware, software, facilities, services and other items, however described) necessary or appropriate for IBM to provide, perform and deliver the Services as described in the Agreement.

c)	IBM will provide and have on site as set forth in each Transaction Document its Project Executive under each such Transaction Document prior to the Commencement Date and for the duration of the term of each such Transaction Document, and will timely provide additional trained and qualified personnel as necessary or appropriate to facilitate and ensure the timely and proper definition, provision, performance and delivery of the Services in accordance with the Agreement.

d)	IBM will have the right to change the location of the IBM activities associated with the Services under any Transaction Document with the prior written consent of Certegy (which consent shall not be unreasonably withheld) and upon the occurrence of a Force Majeure Event. Among the factors Certegy may consider in determining whether to grant any such consent, Certegy may consider whether any and all changes in the location of such IBM activities may result (i) in a reduction of IBM’s ability to perform the Services and the Business and Operations Support Plan, (ii) in any reduced accessibility to IBM and/or the Services by the Certegy Group; (iii) in any deterioration of the Services; (iv) any decrease in the security or integrity of operations and Company Information of the Certegy Group; and (v) in any additional cost to Certegy.

Certegy/IBM Confidential

6.	INTEGRATED PLANNING TEAM/CHANGE CONTROL PROCESS

6.1.	Certegy/IBM Integrated Planning Team

a)	The Parties shall form and participate in an Integrated Planning Team in accordance with the provisions of this Section 6 for the following purposes:

1)	to provide leadership and direction for the relationship over the Term;

2)	to define and forecast the resources required to be allocated by IBM to perform and deliver the Services pursuant to the procedures and processes for the preparation and update of the “Business and Operations Support Plan”;

3)	to define and evaluate the objectives, substance, repricing and performance of the Services and pricing of new and replacement services;

4)	to provide second level issue resolution for matters that the line managers are unable to resolve; and

5)	to report to Certegy and IBM regarding each of the foregoing areas.

b)	The Integrated Planning Team will be comprised of dedicated staffs from both Parties, representing technology and business management from multiple geographic locations, as provided in Exhibit 6 and each Transaction Document. The Integrated Planning Team will be co-chaired by Certegy’s Chief Technology Officer and IBM’s Global Project Executive through the first year of the Term and then the Integrated Planning Team shall be co-chaired as mutually agreed by the Parties thereafter. The “Charter and Operating Procedures Guidelines” for the Integrated Planning Team are set forth in Exhibit 6 and may be modified by the Parties from time to time during the Term upon agreement.

6.2.	Reports/Projections/Plans

a)	Prior to the Execution Date of each Transaction Document, IBM will provide Certegy a plan showing the timing of the scheduled hardware and software upgrades and/or hardware refresh points during the term of such Transaction Document that are included in the Annual Services Charge and reflected in the Baselines. Such plan will be updated whenever there is a repricing of the current Services or the addition or replacement of Services under such Transaction Document through New Services pursuant to Section 3.12 herein. Charges and credits with respect to the acceleration, delay or cancellation of such upgrades and/or refresh are handled by the charging/credit and pricing adjustment processes set forth in this Agreement, Annual Services’ Charge adjustments, the Transaction Document and its Schedules (e.g., Baseline Adjustment, ARCs, RRCs, New Services, benchmarking, etc.).

b)	Commencing on September 30, 2001 and on March 31 and September 30 of each year of the Term thereafter, Certegy will provide to the Integrated Planning Team its projected business and volume requirements for the Services for the next twelve (12) and twenty-four (24) calendar months. Further, Certegy will provide to the Integrated Planning Team in the first week of each calendar quarter its forecasted business and volume requirement for the Services for the following calendar quarter. The quarterly forecast may be amended by Certegy on ninety (90) days’ prior written notice. Within thirty (30) days of receipt of each such projection and amendment, IBM will review and respond to the projections from Certegy with the technical provision requirements that it deems necessary to satisfy the business and volume requirements projected by Certegy. After review and acceptance by the Integrated Planning Team, the IBM response will be incorporated into the Business and Operations Support Plan.

c)	Commencing on December 31, 2001 and on June 30 and December 31 of each year during the Term, IBM will provide to the Integrated Planning Team the then current Business and Operations Support Plan. The Business and Operations Support Plan will be composed of a short-term, technical plan covering twelve

Certegy/IBM Confidential

(12) months and any long-range, strategic plan covering twenty-four (24) months, both of which will be driven by the Certegy Group’s business goals and objectives as reflected in the projections described in 6.2(a) above. The short-term plan will include an identification of support, processes, systems, resources and changes required by the Certegy Group, and a projected time schedule for developing, integrating and implementing the requirements. The long-range plan will treat the strategic aspects of the support of the business goals and objectives of the Certegy Group as set forth in the projections described in Section 6.2(a), including, without limitation, flexible use of resources managed by IBM as part of the Services in support of the Certegy Group’s business priorities and strategies.

IBM will draft the Business and Operations Support Plan with Certegy’s active participation, cooperation and advice through the Integrated Planning Team. IBM will provide input for the plan regarding industry trends with respect to the Services and proposals with regard to the Services for process improvements, change management, skilled development, quality improvement, cost per Resource Unit reductions, increased efficiency and flexibility in operations and resource utilization, and enhance functionality. The final Business and Operations Support Plan for each six (6) month period will be provided by IBM based on the mutual agreement of the Parties, with any disputed matters being submitted to the dispute resolution process set forth in Section 16. The Business and Operations Support Plan will be reviewed and updated at least semi-annually thereafter. Any changes to the Agreement or the Services required by the Business and Operations Support Plan will be defined, approved and implemented in accordance with the Change Control Process set forth in Section 6.3.

6.3.	Change Control Process

Within ninety (90) days after the Effective Date and for the remainder of the Term, the Parties shall define, establish, implement, document and maintain a change control process for activities, processes, provisions and operations under the Agreement including each Transaction Document and to evolve the Services (the “Change Control Process”). The purposes and objectives of the Change Control Process are (i) to determine whether a change to the System is within the scope of the Services or constitutes a New Service under the applicable Transaction Documents, (ii) to prioritize all requests for changes to the System (“Change Requests”), (iii) to minimize the risk of exceeding both time and cost estimates associated with the Change Requests by identifying, documenting, quantifying, controlling, managing and communicating Change Requests and their disposition and as applicable, implementation; and (iv) to identify the different roles, responsibilities and actions that shall be assumed and taken by the Parties to define and implement the changes to the System.

The Project Executives shall be the focal point for all Change Requests and shall be responsible for promptly and diligently effecting the activities set forth above in this Section 6.3 with respect to each Change Request.

The Change Control Process shall include, at a minimum:

1)	Changes to the System may be requested by either Party. Since a change may affect the price, schedule or other terms, both the Certegy and IBM Project Executives must review and approve, in writing, each Change Request before any change is implemented.

2)	The Party proposing a Change Request will write a Change Request Form (“CRF”), describing the change, the rationale for the change and the effect that change will have, if completed, or the impact it will have, if rejected, on the Agreement, any Transaction Document and/or the Services.

3)	Certegy’s or IBM’s Project Executive, as appropriate, will review the proposed Change Request. If accepted, the CRF will be submitted to the other Party for review and approval. If rejected, the CRF will be returned to the originator along with the reason for rejection.

4)	All material Change Requests shall be forwarded to the Integrated Planning Team for review and approval prior to implementation.

Certegy/IBM Confidential

5)	Each approved Change Request will be implemented through a written change authorization. If any Change Request results in a change in scope, price, or terms and conditions, then the Agreement and affected Transaction Document including the Supplement and Schedules thereto, will be updated to reflect the changes in scope, price or terms and conditions, as appropriate pursuant to Section 17.2.

7.	SERVICES STAFFING/MANAGEMENT/ADMINISTRATION

7.1.	Project Executives

a)	Prior to the Commencement Date under each Transaction Document, IBM and Certegy will each designate an individual to whom all communications to the appointing Party may be addressed and who has the authority to act for the appointing Party and its subcontractors in connection with all aspects of such Transaction Document (the “Project Executive”).

b)	Unless otherwise provided in a Transaction Document, IBM shall cause each person assigned as a IBM Project Executive under each Transaction Document to devote substantially all of his or her working time and effort in the employ of IBM to his or her responsibilities for the provision of the Services under such Transaction Document as required by such Transaction Document, subject to IBM’s reasonable holiday, vacation and medical leave policies and subject to occasional, short-term, non-recurring work on other assignments by IBM related to the Project Executive’s areas of expertise. Before the initial and each subsequent assignment of an individual to such position, each Party shall notify the other Party of the proposed assignment, introduce the individual to appropriate representatives of the other Party, and IBM will, consistent with IBM’s personnel practices, provide Certegy with a resume and any other information about a prospective IBM Project Executive reasonably requested by Certegy. Each Party agrees to discuss with the other Party any objections the other Party may have to such assignment.

c)	IBM will give Certegy at least ninety (90) days advance notice of a change of the person appointed as the IBM Project Executive under each Transaction Document, and will discuss with Certegy any objections Certegy may have to such change. IBM shall not reassign or replace any person assigned as the IBM Project Executive during the first year of his or her assignment to the Certegy service team under any Transaction Document, nor shall IBM assign more than four (4) different individuals to such position during the term of any Transaction Document, unless Certegy consents to such reassignment or replacement, or the IBM employee voluntarily resigns from IBM, requests a transfer, is terminated by IBM or is unable to work due to his or her death or disability.

7.2.	Replacement of Personnel

If Certegy reasonably and in good faith determines that it is not in Certegy’s best interests for any IBM or subcontractor employee to be appointed to perform or to continue performing any of the Services, Certegy shall give IBM written notice specifying the reasons for its position and requesting that such employee not be appointed or be removed from the IBM or IBM subcontractor employee group servicing Certegy and be replaced with another IBM employee or IBM subcontractor employee. Promptly after its receipt of such a notice, IBM shall investigate the matters set forth in the notice, discuss with Certegy the results of the investigation, and resolve the matter in a mutually agreeable manner.

7.3.	Retention of Experienced Personnel

If IBM fails under any Transaction Document to meet the Performance Standards or Minimum Service Levels under any Transaction Document persistently or continuously and if Certegy reasonably believes such failure is attributable in whole or in part to IBM’s reassignment, movement, or other changes in the human resources allocated by IBM to the performance and delivery of the Services pursuant to such Transaction Document or the Agreement and/or to the IBM subcontractors assigned to the Certegy service team, Certegy will notify IBM of such belief and the basis for such belief. Upon receipt of such notice from Certegy, IBM (a) will promptly provide to Certegy a report setting forth IBM’s position regarding the matters raised by Certegy in its notice; (b) will meet with Certegy

Certegy/IBM Confidential

to discuss the matters raised by Certegy in its notice and IBM’s positions with regard to such matters; and (c) will promptly and diligently take commercially reasonable action to modify or eliminate any IBM practices and/or processes identified as adversely impacting the performance and delivery of the Services.

7.4.	Efficient Use of Resources

IBM shall take commercially reasonable actions (a) to efficiently administer, manage, operate and use the resources employed by IBM to provide and perform the Services that are chargeable to Certegy under the Agreement, and (b) to diligently and continuously improve the performance and delivery of the Services by IBM and the elements of the policies, processes, procedures and System that are used by IBM to perform and deliver the Services, including, without limitation, re-engineering, tuning, optimizing, balancing or reconfiguring the processes, procedures and systems used to perform, deliver and track the Services.

8.	RELATIONSHIP PROTOCOLS

8.1.	Evolving Nature of Relationship

a)	The Supplement and Schedules to each Transaction Document will be updated by the Parties as necessary or appropriate from time to time during the Term to accurately reflect the evolution of the Services and components and elements of the Services as described therein. The preceding sentence is not intended, nor is it authorization, to expand the scope of the Services except as provided pursuant to Section 3.12 entitled “New Services.”

1)	For the one hundred-eighty (180) days following the Commencement Date under each Transaction Document, IBM and Certegy reserve the right to inventory, validate and update any information that is reflected in or omitted from the Transaction Document and attached Supplement and/or Schedules. If discrepancies are detected, the Transaction Document, Supplement and/or Schedules shall be promptly changed, modified, updated and adjusted to correct such discrepancies upon mutual agreement, so that the Transaction Document, Supplement and/or Schedules will be correct and accurately reflect the Services and charges provided by IBM to Certegy Group. If either Party disputes the existence of a discrepancy identified by the other Party, the Parties will submit the matter to the Certegy/IBM Integrated Planning Team for dispute resolution as specified in Section 16.

b)	Both Certegy and IBM agree that the Services provided may require adjustments to reflect the evolving business and operations of the Certegy Group and IBM, that the relationship memorialized by the Agreement and the Transaction Documents is dynamic in nature and will evolve as the operating and business environment of the Certegy Group changes and evolves, and that the scope of the Services that will be provided by IBM during the Term and corresponding fees charged by IBM may be changed and modified with the written agreement of the Parties pursuant to the Change Control Process. Therefore, the Integrated Planning Team will periodically evaluate the business and operating strategies of each Party and recommend modifications to, and evolution of, the Services (including the Performance Standards and Minimum Service Levels) to optimize such strategies and determine the effect that any modifications of the Services may have on the fees chargeable by IBM under the Agreement.

8.2.	Required Consents

a)	The Certegy Group shall remain the contracting party of record for the Third Party Agreements allocable to each Transaction Document and to which the Certegy Group is a party on the Execution Date under each such Transaction Document. Certegy shall have the responsibility for timely obtaining all Required Consents under the Third Party Agreements allocable to a Transaction Document and to which the Certegy Group is a party, except Third Party Agreements to which IBM or any Affiliate of IBM is a party. IBM will provide Certegy with advice and counsel regarding IBM’s experience and agreements with the third party vendors under the Third Party Agreements to which the Certegy Group is a party on the Execution Date under each such Transaction Document with regard to obtaining any Required Consents, and the

Certegy/IBM Confidential

benefit of any relationship of IBM with each such third-party vendor to the extent permitted under the IBM-third party vendor arrangement to obtain any Required Consent. IBM will have management and administrative responsibilities for obtaining all Required Consents under the Third Party Agreements allocable to each Transaction Document existing on the Execution Date of each such Transaction Document, subject to the consent of Certegy to the terms of each such Required Consent. IBM shall have the responsibility for timely obtaining all Required Consents under Third Party Agreements allocable to a Transaction Document to which IBM or an Affiliate is a party, subject to the consent of Certegy to the terms of each such Required Consent. The provisions of this Section shall be applicable to New Services unless otherwise provided by the Parties in the documentation governing New Services.

b)	Subject to the provisions of Section 8.3, IBM will use commercially reasonable efforts to obtain, and will act as Certegy’s attorney in fact in connection with obtaining, any Required Consents that are both (i) the obligation of Certegy under Section 8.2(a), and (ii) under Third Party Agreements allocable to a Transaction Document that are entered into after the Execution Date under such Transaction Document. Upon obtaining a third party vendor’s agreement to terms for a Required Consent, the Required Consent shall be provided to Certegy for review, approval, and signature. If IBM is unable to obtain the Required Consent within a reasonable time in a form acceptable to Certegy, then the Parties’ obligations with respect to the performance of, and payment for, any Services dependent on such Required Consent shall be determined in accordance with the provisions of Section 8.2(e).

c)	Subject to Section 8.2(d), Certegy shall bear the costs, if any, of obtaining all Required Consents, including without limitation, all charges and fees related to obtaining the Required Consents for the Third Party Agreements allocable to each Transaction Document and to which the Certegy Group is a party existing as of the Execution Date under each such Transaction Document, except agreements for software manufactured by IBM and its Affiliates and Third Party Agreements relating to Systems Software, Machine maintenance and Machine leases, IBM shall bear the costs of obtaining all Required Consents for the Third Party Agreements allocable to each Transaction Document existing as of the Execution Date under each Transaction Document and not described above as the responsibility of Certegy. For all Third Party Agreements allocable to each Transaction Document entered into after the Execution Date under each such Transaction Document, the Party requesting the product or service to which the Third Party Agreement relates shall bear the costs, if any, of obtaining Required Consents. In addition, Certegy shall bear the costs, if any, associated with the cancellation and re-licensing of any Software allocable to a Transaction Document and licensed by the Certegy Group prior to the Execution Date under such Transaction Document if required for IBM to provide the Services after the Commencement Date under such Transaction Document, except Software licensed from IBM or any Affiliate of IBM. IBM shall bear the cost, if any, associated with the cancellation and re-licensing of any Software allocable to a Transaction Document and licensed by the Certegy Group prior to the Execution Date under such Transaction Document licensed from IBM or any Affiliate of IBM, if required for IBM to provide the Services after the Commencement Date under such Transaction Document. The provisions of this Section shall be applicable to New Services unless otherwise provided by the Parties in the documentation governing New Services

d)	Notwithstanding anything to the contrary in Section 8.2(c), IBM shall bear any costs allocable to Certegy under Section 8.2(c) provided that: (i) the costs are incurred because the third party vendor from whom a Required Consent is requested or who requires cancellation and re-licensing of Software has a pre-existing policy to charge for or not grant a Required Consent or to require cancellation and re-licensing of Software because of a dispute with IBM, (ii) the third party vendor does not have such a policy generally with respect to outsourcing vendors with whom the third party vendor does not have a dispute, (iii) the policy is not limited to IBM’s outsourcing activities with the Certegy Group, and (iv) Certegy uses diligent and commercially reasonable efforts to convince the vendor to treat IBM on the same basis as other outsourcing vendors. In any such case, IBM may propose a functionally equivalent substitute, if available, for the product or service provided by the third party vendor, and Certegy will consider in good faith implementation of such substitute product or service. No substitute product or service will be implemented without the consent of Certegy, which shall not be unreasonably withheld. IBM’s liability under this Section 8.2(d) shall be limited to the amounts charged by a third party vendor that are directly attributable to such third party vendor’s pre-existing policy to charge for Required Consents or to require cancellation and relicensing of Software when IBM or another outsourcing vendor with which a dispute exists is the

Certegy/IBM Confidential

outsourcing services provider and shall not in any event include any amounts that would have otherwise been charged by such third party vendor if another outsourcing services provider was requesting a Required Consent or obtaining the right to access Software.

e)	Notwithstanding any other provision of the Agreement, no Services requiring a Required Consent shall commence and no Monthly Charge or other charge shall commence for such Services until all applicable Required Consents for such Services are obtained, unless otherwise agreed by the Parties; provided, however, that to the extent the Monthly Charge or other charge includes amounts that constitute unrecovered investment of IBM, such amounts will be due and payable to IBM by Certegy within a period not to exceed six (6) months following commencement of such Services. IBM will publish a list each month setting forth the status of each Required Consent until all Required Consents are obtained. Certegy shall timely cooperate with IBM in order to facilitate the proper and timely publication of such monthly Required Consents list. Subject to the foregoing portion of this Section 8.2(e), if any Required Consent is not obtained with respect to any of the Third Party Agreements existing as of the Commencement Date under any Transaction Document, and prior to the Commencement Date, the Parties agree to commence the provision of Services without such Required Consents, the Parties shall cooperate with each other in achieving a reasonable alternative arrangement for Certegy to continue to process its work with minimum interference to its business operations unless and until such Required Consents are obtained. The cost of achieving such reasonable alternative arrangement shall be borne by IBM if caused by Required Consents needed from (i) IBM or Affiliates of IBM, (ii) from the licensors of the IBM Software, and/or (iii) from third-party vendors under any Third Party Agreements treating outsourcing arrangements involving IBM as the services provider differently than their standard policies afforded to other outsourcing services providers generally as described in Section 8.2(c), and in all other instances such cost shall be borne by Certegy.

8.3.	Appointment as Attorney In Fact

a)	Certegy appoints IBM as the attorney in fact of the members of the Certegy Group, and IBM accepts such appointment as a part of the Services, for the limited purposes of administering, managing, supporting, operating under and paying under the Third Party Agreements to which one or more members of the Certegy Group is a party, and to obtain certain Required Consents as provided in Section 8.2(b), in connection with the Services as contemplated by the Agreement. Certegy does not appoint IBM as the attorney in fact of the members of the Certegy Group for the purposes of entering into oral or written agreements with any individual or business entity for or in the name of the Certegy Group or their Affiliates, without the prior express written approval of Certegy. Certegy agrees to promptly notify all Third Party Providers under the Third Party Agreements to which one or more members of the Certegy Group is a party of such appointment. Subject to its obligation to indemnify Certegy for any applicable penalties, damages, termination or other charges under Section 14.1, IBM may direct that the Certegy Group cancel, substitute, terminate, change or add to the Third Party Providers under the Third Party Agreements as it chooses so long as IBM continues to perform the Services in the manner required by the Agreement; provided, however, IBM must submit written notification to Certegy and obtain Certegy’s written agreement prior to the cancellation, substitution, termination, change or addition of any Third Party Agreement to which one or more members of the Certegy Group is or will be a party. If Certegy does not respond to such notice from IBM within twenty-one (21) business days of Certegy’s receipt of such notice, Certegy shall be deemed to have agreed to the cancellation, substitution, termination, change or addition described in the IBM notice. If any such cancellation, substitution, termination, change or addition of a Third Party Agreement will have an impact on the operations of users that are outside the scope of the Services and Certegy has notified IBM prior to the expiration of the Certegy response period described above of such impact and IBM elects to proceed, IBM will provide or cause to be provided the products and/or services that are the subject of such Third Party Agreement to the users that are outside the scope of the Services on terms no less favorable than the terms of the applicable Third Party Agreement.

b)	IBM will perform its obligations and responsibilities as an attorney in fact pursuant to Section 8.3(a) under all Third Party Agreements to which a member of the Certegy Group is a party subject to the provisions of the Agreement, including, without limitation, Section 8.2, this Section 8.3, Section 9.1 and Section 11, Upon Certegy’s request, IBM will provide to Certegy all information and documentation related to its activities as the Certegy Group’s attorney in fact with regard to such Third Party Agreements. Certegy may

Certegy/IBM Confidential

terminate or provide additional restrictions on IBM’s attorney in fact appointment with respect to any Third Party Agreement to which one or more of the members of the Certegy Group is a party if IBM (i) fails to pay any amount due in a timely manner; (ii) permits an actual default to occur; or (iii) does not diligently pursue the service and financial benefits available to the Certegy Group under such Third Party Agreement.

c)	Beginning on the Execution Date (as defined in the applicable Transaction Document) of each Transaction Document and for the term of each such Transaction Document, the Certegy Group will not enter into any new, or terminate or amend any existing, Third Party Agreement to which one or more members of the Certegy Group is a party that adversely impacts IBM’s ability to provide the Services covered by such Transaction Document or increases IBM’s cost of providing such Services without the prior written consent of IBM.

8.4.	Conflicts of Interests

a)	Each Party recognizes that IBM personnel providing Services to the Certegy Group under the Agreement may perform similar services for others and the Agreement shall not prevent IBM from performing similar services for others subject to the restrictions set forth in Section 11 and/or the applicable Transaction Document; provided, however, IBM shall not use any of the Certegy Provided Hardware or Certegy Software or Certegy Provided Office Furnishings to perform similar services for others (including the IBM), without the prior written consent of Certegy.

b)	Neither Party, through its personnel at any site covered under a Transaction Document, shall knowingly, directly or indirectly, solicit any employee of the other Party or their Affiliates at such site during the Term of the Agreement unless otherwise agreed in writing by the Parties and except as provided in Section 12.6(g). Certegy or IBM employee’s responses to or employment resulting from general public solicitations will be exempted from this provision.

c)	Any specific restrictions related to Key Employees shall be as specified in the applicable Transaction Document.

8.5.	Alternate Providers

a)	During the Term, Certegy shall have the right to retain third party suppliers to perform any service, function, responsibility, activity or task that is within the scope of the Services or would constitute a New Service pursuant to Section 3.12, or to perform any such services, functions, responsibilities or tasks (whether all or a part of the Services or the New Services) internally. IBM shall cooperate with any such third party supplier and Certegy as requested from time to time. Such cooperation shall include, without limitation, (i) providing reasonable physical and electronic access to the Facilities, the Data Center and the books and records in the possession of IBM regarding the Certegy Business and/or the Services; (ii) use of any Machines used by IBM to perform services for the Certegy Group for the Certegy Business; (iii) use of any of the Software (other than any Software where the underlying license agreement does not authorize such access and consent permitting such access and use has not been obtained); (iv) providing such information (subject to an appropriate confidentiality agreement, if appropriate) regarding the operating environment, System constraints, and other operating parameters as is reasonably necessary for the work product of the third party supplier of the Certegy Group to be compatible with the Services or New Services; and (v) such other reasonable cooperation as may be requested by Certegy.

b)	IBM’s obligations hereunder shall be subject to the third party suppliers’ compliance with reasonable Facilities and Data Center data and physical security and other applicable standards and procedures, execution of appropriate confidentiality agreements, and reasonable scheduling of computer time and access to other resources to be furnished by IBM pursuant to the Agreement.

c)	If IBM’s cooperation with Certegy or any third party supplier performing work as described in Section 8.5(a), causes IBM to expend a material amount of additional resources and incur costs that IBM would not otherwise have expended but which fall within the scope of activities comprising the Services, such

Certegy/IBM Confidential

additional resources and costs will be charged to Certegy under the established charging mechanism and/or Resource Unit Baseline therefor; provided, however, if the additional resources expended and costs incurred are not within the scope of activities comprising the Services, Certegy shall reimburse IBM at its standard rates for such resources subject to Section 9.11 hereof and for such costs as invoiced. The Parties further agree that if in IBM’s reasonable, good faith determination, a third party supplier’s activities affect IBM’s ability to meet the Performance Standards or otherwise provide the Services in accordance with the Agreement, IBM will provide written notice to Certegy of such determination. The Parties will cooperate to determine and verify whether such effect is caused by a third party supplier, the extent of such affect, and how to ameliorate any such effect. IBM shall be excused for any inability to meet the Performance Standards, Minimum Service Levels or otherwise provide any of the Services to the extent, and only for the period, any such third party supplier’s activities directly affect and impact IBM’s ability to meet any Performance Standard or Minimum Service Level or otherwise provide any of the Services in accordance with the Agreement.

d)	Certegy’s retention of third party suppliers pursuant to this Section 8.5 to perform services, functions, activities, tasks or responsibilities that are within the scope of the Services shall not relieve Certegy of its obligations set forth in the Agreement to pay IBM the charges applicable to such services, functions, activities, tasks or responsibilities as set forth in the Agreement, unless Certegy is relieved from such charge pursuant to a provision of the Agreement or by the agreement of IBM.

8.6.	Use of Subcontractors

a)	Within thirty (30) days after the Commencement Date under each such Transaction Document, the Parties will develop and prepare a list of approved subcontractors under each such Transaction Document that the Parties agree may be engaged by IBM to perform and deliver the part or portion of the Services indicated on such list as a subcontractor to IBM (the “Listed Subcontractors”). Affiliates of IBM shall be deemed to be Listed Subcontractors. With respect to subcontractors which are not Listed Subcontractors, IBM shall notify Certegy at least fifteen (15) business days prior to the proposed date of commencement by IBM of any subcontractor’s activity with respect to the Certegy Group or the Services, in writing of a decision to delegate or subcontract a function, responsibility or task to a subcontractor, or to change subcontractors for any function, responsibility or task, (i) that could have a material affect on the quality, timing, cost, consistency or performance of the Services under any Transaction Document or on the operations of any member of the Certegy Group or on the security of the Certegy Group data, books and records, or Facilities, or on the Certegy Business as conducted by any member of the Certegy Group, or (ii) where the subcontractor will interface directly with the members of the Certegy Group. Upon Certegy’s request, IBM shall promptly provide to Certegy information regarding the proposed new or replacement subcontractors in order to permit Certegy to determine whether to grant its consent to such delegation or change or subcontract. Such information shall include the scope of the Services to be delegated, and the experience, financial status, resources, and reason for selection of the proposed subcontractors. Subject to IBM’s timely provision of the foregoing information to Certegy, Certegy shall be deemed to have accepted such delegation or subcontract or change that is the subject of the notification by IBM to Certegy, if Certegy has not notified IBM in writing of its good faith objections to such delegation or subcontract on or before the fifteenth (15th) day after receipt of such notice from IBM. IBM shall not delegate or subcontract or change subcontractors unless and until IBM and Certegy shall have resolved any objection timely made by Certegy to such proposed action by IBM. In addition, IBM shall not disclose any Confidential Information of the Certegy Group to any subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner equivalent to that required of IBM by Section 11.

b)	IBM shall remain primarily liable and obligated to Certegy for the timely and proper performance of all of its obligations hereunder even if such obligations are delegated to third party subcontractors (including, without limitation, Affiliates of IBM entering into Transaction Documents with Certegy and Affiliates of Certegy), and for the proper and timely performance and actions of any person or entity to which it delegates or subcontracts any such obligation.

Certegy/IBM Confidential

8.7.	Certegy Approvals and Notification

For those areas of the Services where Certegy (a) has reserved a right-of-approval, consent or agreement, (b) is required to provide notification, and/or (c) is to perform a responsibility set forth in the Agreement, and such approval, consent, notification or performance is delayed or withheld beyond the period provided in the Agreement, including any Transaction Document and the Supplement and the Schedules thereto, without authorization or right and, such delay or withholding is not caused by IBM and affects IBM’s ability to provide the Services under the Agreement including any Transaction Document and the Supplement and Schedules thereto. Certegy will relieve IBM of the responsibility for meeting the Performance Standards and Minimum Service Levels for that portion of the Services to the extent, but only to the extent, directly affected by such delay or withholding. Certegy will reimburse IBM in accordance with the Agreement for additional resources, if any, incurred during such period as a direct result thereof. If not specified otherwise in the Agreement, the period for such approval or notification shall be fifteen (15) business days unless another time period is otherwise agreed by the Parties.

9.	CHARGES/NEW SERVICES/INVOICES/PAYMENTS

9.1.	Disbursements

Beginning on the Commencement Date of each Transaction Document, IBM will pay as part of the Services covered by such Transaction Document the Third Party Providers for the provision of the software, products and services under the Third Party Agreements as set forth in the applicable Transaction Document. In addition, IBM will reimburse Certegy in a timely manner for payments to such Third Party Providers by the Certegy Group for amounts allocable to periods on and after the Commencement Date under each such Transaction Document. Certegy will promptly reimburse IBM for all payments to such Third Party Providers made by IBM if such payments are allocable to the periods prior to any such Commencement Date and are not otherwise the responsibility of IBM under the Agreement. If IBM should receive during the Term any refund, credit or other rebate in respect of such Third Party Agreements which is attributable to a period prior to the Commencement Date under the applicable Transaction Document, IBM will promptly notify Certegy of such refund, credit or rebate and will promptly pay to Certegy the full amount of such refund, credit or rebate. If Certegy should receive during the Term any refund, credit or other rebate in respect of such Third Party Agreements which is attributable to a period after the Commencement Date under the applicable Transaction Document, Certegy will promptly notify IBM of such refund, credit or rebate and will promptly pay to IBM the full amount of such refund, credit or rebate.

9.2.	Monthly Charge

For each month of each Contract Year during the term under each Transaction Document, Certegy agrees to pay the Monthly Charge as specified in the Supplement and Schedules to such Transaction Document, together with the other amounts as described in this Section 9.

All periodic charges under each Transaction Document are to be computed on a calendar month basis, and will be prorated for any partial month, unless specifically stated otherwise in the Agreement (including the applicable Transaction Document).

On a monthly basis IBM will invoice Certegy the Monthly Charge under each Transaction Document for that month in advance, as specified in the Supplement and Schedules to each such Transaction Document. The invoices will separately state applicable taxes owed by Certegy by tax jurisdiction, and charges for other elements comprising the Monthly Charge as determined by the Parties pursuant to Section 9.5(b).

9.3.	Additional Charges

Beginning at the end of the first full calendar quarter following the Transition Period under each Transaction Document and at the end of each calendar quarter thereafter during the term of each Transaction Document, Certegy and IBM will review the quantity of Resource Units utilized by Certegy during the preceding calendar quarter and calculate the net monthly Unplanned Resource Units utilized by Certegy during such quarter. Certegy and IBM will calculate the charges applicable to such net monthly Unplanned Resource Units for such quarter in accordance with

Certegy/IBM Confidential

the Schedule addressing charges under each Transaction Document, and Certegy will pay the amount of the result of such calculation in accordance with Section 9.7.

9.4.	Cost of Living Adjustment

IBM will charge or credit Certegy a Cost of Living Adjustment (“COLA”) under each Transaction Document in accordance with the procedures set forth in Schedule J to each such Transaction Document beginning after the Commencement Date under each such Transaction Document, as set forth in such Schedule.

9.5.	Taxes

a)	The disbursements described in Section 9.1, the Monthly Charges described in Section 9.2, the additional charges described in Section 9.3 and the COLA described in Section 9.4, paid by Certegy are inclusive of applicable sales, use, excise, personal property or other similar taxes attributable to the period on or after the Commencement Date under each Transaction Document based upon or measured by (i) IBM’s cost in acquiring or providing equipment, materials, supplies or third party services furnished to or used by IBM in providing and performing the Services, (ii) the value or cost of the IBM Machines and IBM Software; and (iii) all taxes payable by IBM with respect to its revenues, income and profit; provided, however, Certegy will be responsible for paying all personal property or use taxes due on or with respect to Certegy Provided Hardware, Certegy Software and Certegy Provided Office Furnishings. Each Party shall bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property.

b)	The Parties agree to reasonably cooperate with each other in good faith to more accurately determine and reflect each Party’s tax liability and to minimize such liability to the extent legally permissible. Each Party shall provide and make available to the other any resale certificates and other exemption certificates or information reasonably requested by either Party. The Parties will also work together to segregate the Monthly Charges and other charges, reimbursements and amounts payable hereunder, into separate payment accounts charged under separate invoices, as appropriate, for Services and the components of the Services (i.e., components that are taxable and nontaxable, including those for which a sales, use or similar tax has already been paid by IBM and for which IBM functions merely as a paying agent for Certegy in receiving goods, supplies or services including licensing arrangements that otherwise are nontaxable or have previously been subjected to tax, components that are capitalized, and components that are expensed).

c)	Notwithstanding any other provision of the Agreement, if a services, value added or similar tax is assessed on IBM’s provision of the Services (or any New Services) to Certegy or on IBM’s charges to Certegy under the Agreement, Certegy will be responsible for and pay the amount of any such tax.

9.6.	New Services

a)	The charges for New Services will be integrated into the Supplement and Schedules to the affected Transaction Document in accordance with Sections 3.12 and 17.2.

b)	If the Parties cannot agree either that a function, responsibility or task falls within the definition of a New Service. IBM shall nevertheless perform the disputed function, responsibility or task if requested by Certegy. The determination of whether any function, responsibility or task is a New Service will be determined pursuant to the dispute resolution provisions in Section 16. Certegy shall pay fifty percent (50%) of any charges for the disputed function, responsibility or task under this Section 9.6 to IBM and fifty percent (50%) of any charges for the disputed function, responsibility or task under this Section 9.6 shall be held by Certegy or paid into an interest bearing escrow account in accordance with Section 9.12, if requested by IBM, pending a resolution of the dispute in accordance with Section 16. Any payment to Certegy of any such disputed charge paid by Certegy to IBM and into escrow pursuant to this Section 9.6 after resolution of the applicable dispute, shall be paid from the amount in escrow with respect to such dispute and then by IBM. All amounts not in escrow and payable directly by either Party to the other Party upon resolution of the dispute with respect to which amounts are payable shall be paid promptly upon

Certegy/IBM Confidential

resolution of the disputed charge together with interest at the rate of one percent (1%) per month from the date that the payment was originally due to IBM from Certegy under the Agreement through the date of payment by IBM to Certegy.

9.7.	Invoice Payment

At its election, Certegy will pay each invoice for charges under the Agreement either by wire funds transfer or other electronic means acceptable to IBM to an account specified by IBM or by bank check, within the calendar month in which such invoice is received by Certegy, provided Certegy receives such invoice on or before the tenth (10th) day of such month; otherwise such payment shall be made within thirty (30) days after the date of Certegy’s receipt of the invoice. In the event that any invoice payment is not received by IBM within ten (10) business days following the date specified for such payment herein, a late payment fee of one percent (1%) per month, or the maximum amount permissible by law, whichever is less, of the unpaid, late invoice payment will be due and payable by Certegy to IBM from the date such payment became overdue through the date of payment to IBM.

No invoice for charges for any of the Services shall be delivered to Certegy until after the Services which are the subject of such invoice have been provided to the Certegy Group; provided, however, any Services that are expressly stated in the Agreement as prepaid or paid in advance shall be excluded from the limitation of this sentence to the extent, but only to the extent, expressly set forth in the Agreement.

9.8.	REDACTED ***

9.9.	Service Credits

If IBM fails to provide the Services in accordance with the Minimum Service Levels set forth in any Transaction Document, IBM shall incur the charges set forth in a Schedule to such Transaction Document (each, a “Service Credit”; collectively, the “Service Credits”) against the amounts owed to IBM for the second month following the month in which the Service Credits were incurred. The Parties agree that the Service Credits are a fair estimate of the damages that the Certegy Group will incur for each event for which a Service Credit is granted in the Agreement, that the actual damages incurred by the Certegy Group in each such event would be difficult and costly to determine, and that the Service Credits are liquidated damages awarded in lieu of actual damages incurred by the Certegy Group. The Parties agree that the Service Credits are not penalties and are the sole and exclusive remedy of Certegy with respect to the incident or event with respect to which such Service Credits are paid or credited by IBM to Certegy subject to and as limited by the provisions of Sections 12 and 13.

9.10.	Other Credits

Except as otherwise set forth in the Agreement, with respect to any amount to be paid or reimbursed to Certegy by IBM at the time any such amount is due and payable to Certegy. IBM may pay that amount to Certegy by applying a credit for the month such amount is due and payable against the charges otherwise payable to IBM under the Agreement, at IBM’s option. Notwithstanding the foregoing, if the amount to be so paid or reimbursed by IBM in any specific month, exceeds the charges to Certegy for such month, IBM shall promptly pay any difference to Certegy by check or wire transfer during such month. If IBM fails to pay any amount due and payable to Certegy or fails to apply a credit during the month such amount is due and payable, IBM shall pay or credit such amount together with interest thereon payable at a rate of one percent (1%) per month, or the maximum amount permissible by law, whichever is less, of the unpaid, late monies will be due and payable by IBM to Certegy from the date such monies became due to Certegy through the date of payment or credit to Certegy.

***	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Certegy/IBM Confidential

9.11.	REDACTED ***

9.12.	Disputed Charges/Credits

In the event Certegy disputes the accuracy or applicability of a charge or credit or other financial arrangement described in the Agreement (i.e., Monthly Charge, Unplanned Resource Units, COLA, Service Credits, pass through billings, etc.), Certegy shall notify IBM of such dispute as soon as practicable after the discrepancy has been discovered. The Parties will investigate and resolve the dispute using the dispute resolution processes provided under Section 16 of the Agreement. Any undisputed amounts contained in or applicable to an invoice will be paid by Certegy and any undisputed credit amounts will be promptly credited by IBM. Upon request of either Party, Certegy in the case of a disputed charge, or IBM in the case of a disputed credit, shall place the disputed amount in an interest bearing escrow account established for the benefit of the Parties, until such dispute is resolved. Upon resolution of the dispute, the Parties shall be paid any interest having accrued on the disputed amounts held in the escrow account in connection with such dispute in proportion to the amount received by each Party with respect to such dispute, and the Parties shall each pay a portion of the escrow fees attributable to the disputed amount in an inverse proportion to the percentage of the disputed amount paid to each Party. Unpaid and uncredited monies that are in dispute and placed in escrow will not be considered a basis for monetary default under the Agreement.

9.13.	Reduction of Certegy Work

a)	If, during the Term, Certegy experiences significant changes in the scope or nature of its business which have or are reasonably expected to have the effect of causing a substantive and sustained decrease in the amount of IBM resources used in performing the Services, provided such decreases are not due to Certegy resuming the provision of such Services by itself or Certegy transferring the provision of such Services to another vendor, such changes shall be governed by this Section 9.13. Examples of the kinds of events that might cause such substantial decreases are:

1)	changes in Certegy’s products or markets;

2)	mergers, acquisitions or divestitures; or

3)	changes in market priorities.

b)	Certegy will notify IBM of any event or discrete set of events which Certegy believes qualifies under this Section 9.13, and IBM will identify in a plan that will be submitted to Certegy for review and acceptance, any changes that can be made to accommodate such decrease of resource requirements in a cost-effective manner without disruption to Certegy’s ongoing operations, and the cost savings that will result therefrom.

c)	Upon acceptance by Certegy, IBM will make any applicable adjustments to the Annual Service Charge and the related Baselines to reflect the foregoing and distribute an amended Supplement to the Parties.

d)	Certegy may, at its option and expense, employ an accredited and independent auditor to verify IBM’s methodology for calculating the savings referenced above conforms to accepted accounting practices.

10.	INTELLECTUAL PROPERTY RIGHTS

IBM, the members of the Certegy Group and their respective contractors and subcontractors may develop, create, modify or personalize (collectively, “Develop”) certain computer programming code, including source and object code (“Code”) and other Materials in order to perform the Services. The provisions of this Section 10 set forth the respective rights of Certegy and IBM in such Code and other Materials. This Section 10 does not apply to development, modification, creation, or personalization of templates for commercially available IBM products (for

***	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Certegy/IBM Confidential

example, Lotus Notes templates). To the extent that Services under any Transaction Document include the development, modification, creation or personalization of such templates, rights with respect to such templates will be set forth in the applicable Transaction Document or applicable Schedule(s).

10.1.	Ownership of Materials

With respect to any Materials whether Developed solely by IBM or its subcontractors, or jointly by the Certegy Group personnel or their subcontractors and IBM or its subcontractors, ownership will be as follows:

a)	Certegy Code, Certegy Derivative Code and Certegy Works shall be owned by Certegy or another member of the Certegy Group, as applicable. During the Term, IBM shall have an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, operate, distribute, modify, develop, personalize and create Derivative Works from such Materials internally, and the right to sublicense third parties to do any of the foregoing, for the sole purpose of performing the Services.

b)	IBM Code, IBM Derivative Code, IBM Works and IBM Interfaces shall be owned by IBM. During the Term, the Certegy Group shall have an irrevocable, nonexclusive, worldwide, paid-up license to use in the Certegy Business, execute, operate, reproduce, display, perform, distribute, modify, develop, personalize and create Derivative Works from, such Materials internally, and the right to sublicense third parties to do any of the foregoing for the Certegy Group.

c)	With respect to any Materials whether or not Developed under the Agreement, which are or have been Developed solely by the Certegy Group personnel and/or their contractors, such Materials shall be owned by Certegy. IBM shall have an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, operate, reproduce, display, perform, distribute, modify, Develop, personalize and create Derivative Works from such Materials internally and the right to sublicense third parties to do any of the foregoing, to the extent necessary and for the sole purpose of performing the Services during the Term.

d)	Any ownership or license rights herein granted to either Party or another member of the Certegy Group or any other Authorized Users are limited by and subject to any patents and copyrights held by, and terms and conditions of any license agreements with, applicable Third Party Providers.

e)	To the extent that by operation of law any of the Materials may not be owned by IBM or the Certegy Group to which ownership has been allocated under this Section 10, each Party agrees to promptly assign, or cause to be assigned, and take such actions and execute and deliver such documents as shall be necessary or appropriate to effect such assignment without further consideration. Each Party hereby assigns, without further consideration, the ownership of all right, title and interest in all U.S. and foreign copyrights, and mask work rights (if any) in the Materials to the other Party as set forth in this Section 10. Such assignee shall have the right to obtain and hold in its own name or transfer patents and copyrights, applications, registrations, renewals and all other rights relating or pertinent thereto.

10.2.	Obligations Regarding Materials

a)	The Parties agree to reproduce copyright legends which appear on any portion of the Materials which may be owned by the Parties and any and all third parties.

b)	Except as set forth in Section 11, the Agreement shall not preclude either Party from Developing materials or providing services which are competitive to the Materials or Services which might be delivered pursuant to the Agreement, except to the extent any of same may infringe any of the other Party’s patent rights, copyrights, trade secrets or mask work rights.

c)	Neither the Agreement nor any disclosure made hereunder grants any license to either Party under any patents rights, copyrights, mask work rights or trade secrets of the other Party, except for the licenses expressly granted under this Section 10 and Section 12.6 hereof.

Certegy/IBM Confidential

d)	Each Party and their respective Affiliates shall have the right to develop commercialize, use, publish and distribute materials and/or intellectual property which may be substantially similar to the Materials (including, without limitation, computer programs and other copyrighted works) for their own use, for third parties or for other purposes provided that such activities are effected without breach of their obligations under the Agreement and do not infringe the intellectual property rights of the other Party and/or its Affiliates.

11.	CONFIDENTIALITY/DATA SECURITY

11.1.	Confidential Information

IBM and Certegy each acknowledge that the other Party and/or its Affiliates possesses and will continue to possess information, which has commercial value in such other Party’s and/or its Affiliates’ business and is not in the public domain. Such information has been created, discovered, developed by such other Party and its Affiliates or provided to it by a third party, and such other Party and/or its Affiliates holds property rights in such information by assignment, license or otherwise. “Confidential Information” means with respect to a Party, any and all proprietary business information of the disclosing Party and/or its Affiliates and/or of third parties in the possession of the disclosing Party and its Affiliates treated as secret by the disclosing Party and its Affiliates (that is, it is the subject of efforts by the disclosing Party and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy) that does not constitute a Trade Secret (defined below), including, without limitation, the terms of the Agreement, and any and all proprietary information in the possession of such disclosing Party and/or its Affiliates of which the receiving Party and/or its Affiliates become aware as a result of its access to and presence at the other Party’s and/or its Affiliates’ facilities. “Trade Secrets” mean with respect to a Party, information related to the services and/or business of the disclosing Party and/or its Affiliates and/or of a third party which (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts by the disclosing Party and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy, including without limitation (i) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or proprietary nature; (ii) identifying any oral presentation or communication as confidential immediately before, during or after such oral presentation or communication; or (iii) otherwise, treating such information as confidential or secret. Assuming the criteria in sections (a) and (b) above are met, Trade Secrets include, but are not limited to, technical and nontechnical data, formulas, patterns, compilations, computer programs and software, devices, drawings, processes, methods, techniques, designs, programs, financial plans, product plans, and lists of actual or potential customers and suppliers. “Company Information” means collectively the Confidential Information and Trade Secrets. Company Information also includes information which has been disclosed to either Party and/or its Affiliates by a third party which such Party and/or its Affiliates is obligated to treat as confidential or secret.

11.2.	Obligations

a)	Certegy and IBM will each refrain from disclosing, will hold as confidential, and will use the same level of care to prevent disclosure to third parties and to hold confidential, the Company Information of the other Party as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature but in no event less than a reasonable standard of care. Notwithstanding the foregoing, the Parties and their Affiliates to which a Transaction Document is assigned may disclose Company Information in the case of Certegy and its Affiliates which accept assignment of a Transaction Document, to members of the Certegy Group or to companies divested by the Certegy Group that elect to receive services hereunder as an Authorized User, and in the case of both Parties and their Affiliates, which accept assignment of a Transaction Document, to companies divested by the Certegy Group that elect to receive services hereunder as an Authorized User or to authorized contractors and subcontractors involved in providing and using the Services under the Agreement where: (i) such disclosure is necessary to permit the members of the Certegy Group or any divested companies of the Certegy Group that receive services hereunder as an Authorized User, or any authorized contractor or subcontractor to perform its duties hereunder or use the Services; (ii) members of the Certegy Group and such divested companies of the Certegy Group that elect to receive services hereunder or any authorized contractor or subcontractor agree in writing to observe the confidentiality and restricted use and disclosure covenants and standards of care set forth in this Section 11

Certegy/IBM Confidential

and IBM and Certegy are each third party beneficiaries for all purposes; and (iii) IBM in the case of Certegy Company Information received by IBM and/or its Affiliates and disclosed by them as permitted herein or Certegy in the case of IBM Company Information received by Certegy and/or its Affiliates and disclosed by them as permitted herein, assumes full responsibility for the acts or omissions of its Affiliates, contractors and subcontractors or, in the case of Certegy, its divested companies receiving services hereunder as an Authorized User, no less than if the acts or omissions were those of IBM and Certegy respectively.

b)	Neither Certegy nor IBM shall use the Company Information of the other Party except in the case of IBM and its Affiliates and subcontractors, (i) in connection with the performance of the Services and (ii) as otherwise specifically permitted in the Agreement, and in the case of Certegy, its contractors and other members of the Certegy Group, (A) as specifically permitted in the Agreement and (B) in connection with the use of the Services. IBM shall be responsible to ensure that its Affiliates and subcontractors comply with this Section 11.2(b) and Certegy shall be responsible to ensure that the members of the Certegy Group and its contractors comply with this Section 11.2(b).

c)	Without limiting the generality of the foregoing, neither Party nor their Affiliates will publicly disclose the terms of the Agreement, except to the extent permitted by this Section 11 and to enforce the terms of the Agreement, without the prior written consent of the other. Furthermore, neither IBM nor Certegy nor their Affiliates will make any use of the Company Information of the other Party and its Affiliates except as contemplated by the Agreement; acquire any right in or assert any lien against the other Party’s Company Information except as contemplated by the Agreement; or refuse to promptly return, provide a copy of or destroy such Company Information upon the request of the disclosing Party.

d)	Notwithstanding any other provision of the Agreement, neither Party will be restricted in using, in connection with its business operations, any data processing or network management ideas, concepts, know-how and techniques which are retained in the minds of employees who have had access to the other Party’s Company Information.

11.3.	Exclusions

Notwithstanding the foregoing, this Section 11 will not apply to any information which IBM or Certegy can demonstrate was: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving party; (c) without a breach of duty owed to the disclosing party, is in the possession of the receiving party at the time of disclosure to it; (d) received after disclosure to it from a third party who had a lawful right to and, without a breach of duty owed to the disclosing party, did disclose such information to it; or (e) independently developed by the receiving party without reference to Company Information of the disclosing party. Further, either Party may disclose the other Party’s Company Information to the extent required by law or order of a court or governmental agency. However, the recipient of such Company Information must give the other Party prompt notice and make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information, all at the discloser’s cost and expense. It is understood that the receipt of Company Information under the Agreement will not limit or restrict assignment or reassignment of employees of IBM and its Affiliates and the Certegy Group within or between the respective Parties and their Affiliates.

11.4.	Loss of Company Information

The receiving Party will immediately notify the disclosing Party, orally or in writing in the event of any disclosure, loss, or use in violation of the Agreement of a disclosing Party’s Company Information known to the receiving Party.

11.5.	Limitation

The covenants of confidentiality set forth herein (a) will apply after the Effective Date to any Company Information disclosed to the receiving Party before and after the Effective Date and (b) will continue and must be maintained

Certegy/IBM	Confidential

from the Effective Date through the termination of the relationship between the Parties and (i) with respect to Trade Secrets, until the earlier of ten (10) years after termination of the Agreement or until such Trade Secrets no longer qualify as trade secrets under applicable law; and (ii) with respect to Confidential Information for a period equal to the shorter of two (2) years after termination of the Parties’ relationship under the Agreement, or until such Confidential Information no longer qualifies as confidential under applicable law. Neither Party will be responsible for the security of the Company Information of the other Party during transmission via public communications facilities or for the loss of or damage to such information during transmission, except to the extent that such breach of security or loss or damage is caused by the failure of such Party to perform its obligations under the Agreement, including exercising the standard of care set forth in Section 11.2(a).

11.6.	Data

All of Certegy’s Company Information (including, without limitation, data, records and reports related to the Certegy Group, the Certegy Business and the Services) is represented by Certegy to be the exclusive property of Certegy, and/or its Affiliates or the property of third parties licensed to Certegy and/or its Affiliates, and the furnishing of such information, data, records and reports to, or access to such items by, IBM and/or its Affiliates and/or subcontractors will not grant any express or implied license to or interest in IBM and/or its Affiliates and/or subcontractors relating to such information, data, records and reports except as required to perform the Services pursuant to the Agreement. Unless specifically provided otherwise in a Transaction Document, IBM shall have no responsibility with respect to compliance with laws or regulations applicable to the storage, maintenance, and distribution of Certegy Company Information to the extent that any such activity by IBM is performed or implemented in accordance with Certegy’s instruction or direction. Upon request by Certegy at any time and from time to time and without regard to the default status of the Parties under the Agreement, IBM and/or its Affiliates and/or subcontractors shall promptly deliver to Certegy Certegy’s Company Information (including without limitation all data, records and related reports regarding the Certegy Group, the Certegy Business and the Services) in electronic (tape) format and in such hard copy as existing on the date of the request by Certegy.

12.	TERMINATION

12.1. Termination By Certegy

Certegy may terminate any individual Transaction Document for the following reasons:

a)	A material breach of such Transaction Document by IBM and/or its Affiliates that remains uncured for ten (10) days after receipt of written notice thereof; provided, however, if a material breach of such Transaction Document by IBM and/or its Affiliates (other than a breach of Section 11 hereof) occurs that by its nature cannot be cured by IBM in such ten (10) day period but IBM submits a commercially reasonable written plan to Certegy within such period to cure such breach after the ten (10) day period (but in no event more than forty five (45) days after such notice of breach), the cure period for such breach shall be extended to the date set forth in the plan; or

b)	There exists a series of non-material or persistent breaches by IBM and/or its Affiliates that in the aggregate have a material and significant adverse impact (i) on the Services support of the administrative, management, planning, financial reporting or operations functions of the Certegy Group or the portion of the Certegy Group constituting the user group under such Transaction Document, or (ii) on the management of the Services or the portion of the Services covered by such Transaction Document; or

c)	For convenience upon one hundred eighty (180) days prior notice by Certegy to IBM; or

d)	In the event of a Change of Control of IBM or Certegy, upon one hundred eighty (180) days prior notice by Certegy to IBM, which notice must be given within 180 days after the Change of Control; or

e)	IBM and/or its Affiliate that has accepted assignment of such Transaction Document becomes insolvent or is unable to pay its debts or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection under the bankruptcy laws

Certegy/IBM Confidential

of the United States or any similar laws of the United States or any state of the United States or any other country or transfers all or substantially all of its assets to another person or entity; or

f)	IBM and/or its Affiliate that has accepted assignment of such Transaction Document incurs Direct Damages to Certegy in excess of the IBM Direct Damages Cap under the circumstances and resulting from the events described in Section 13.1(a)(i); or

g)	Under the circumstances set forth in Section 17.3.

12.2.	Termination by IBM

IBM may terminate any Transaction Document for a material default by Certegy that remains uncured for a period of sixty (60) days after written notice thereof to Certegy from IBM.

12.3.	Termination Charges

a)	In the event of a termination by Certegy pursuant to Sections 12.1(c) for convenience or (d) for Change of Control. Certegy shall pay IBM the applicable Termination Charge, and Wind-Down Expenses. In the event of a termination by Certegy pursuant to Section 17.3 for a Force Majeure Event, Certegy shall pay IBM the amounts set forth in Section 17.3(c)(ii), but will not be responsible for Termination Charges or Wind-Down Expenses. In the event of a termination by Certegy pursuant to Sections 12.1(a) for cause or (b) for persistent breaches or (e) for Bankruptcy or (f) for exceeding the IBM Direct Damages Cap or Section 3.3 for failing to provide disaster recovery services, Certegy shall not be responsible for the payment of the applicable Termination Charge or Wind-Down Expenses. In the instance of a termination by Certegy pursuant to Section 12.1(b) for persistent non-material breaches. Certegy may not recover any damages from IBM for the defaults and breaches by IBM giving rise to the termination; provided that nothing in this sentence shall preclude any recovery by Certegy pursuant to Section 8.4(b), Section 9, Section 10, Section 11, Section 12, Section 13, Section 14, Section 15, or Section 17.3.

b)	Except as set forth in Section 12.3(a), Certegy shall not be obligated to pay any charges that would otherwise accrue and be payable by Certegy pursuant to the Agreement or any Transaction Document after the effective date of the expiration or termination of the Agreement or any such Transaction Document.

12.4.	[Reserved]

12.5.	Services Transfer Assistance

a)	The Parties agree that IBM will cooperate with the Certegy Group to assist in the orderly transfer of the services, functions, responsibilities, tasks and operations comprising the Services under each Transaction Document provided by IBM and its Affiliates hereunder to one or more members of the Certegy Group itself or another services provider in connection with the expiration or earlier termination of the Agreement and/or each Transaction Document for any reason, however described. Neither the Term of the Agreement nor any Transaction Document shall be deemed to have expired or terminated until the Services Transfer Assistance thereunder is completed. Upon Certegy’s request IBM or its Affiliate shall provide transfer assistance in connection with migrating the work of the Certegy Group to the Certegy Group itself or another services provider (“Services Transfer Assistance”) commencing up to one (1) year prior to expiration or upon any notice of termination, or of non-renewal of the Agreement or any Transaction Document. In the event Certegy shall repeatedly fail to pay any amounts when due and payable under the Agreement within two (2) years of the start of Services Transfer Assistance, with or without an attendant termination for cause by IBM, IBM shall not be required to provide Services Transfer Assistance unless Certegy prepays the applicable Monthly Charges for the entire duration of Services Transfer Assistance, if any, applicable to the Transaction Document(s) being terminated and a reasonable projection of other charges due under such Transaction Documents for the entire period Certegy requests Services Transfer Assistance. In no event will Certegy’s holding of or escrow of monies in compliance with Section 9.12 be considered a failure by Certegy to pay amounts due and payable hereunder. Further, IBM shall provide the

Certegy/IBM Confidential

Services Transfer Assistance in accordance with this Section 12.5 even in the event of Certegy’s material breach (other than an uncured payment default) with or without an attendant termination for cause by IBM, if Certegy prepays a reasonable projection of the other charges due under the Transaction Document(s) being terminated (other than the Monthly Charge which shall be paid monthly as provided in the Supplement) for the Services Transfer Assistance for the entire period Certegy desires IBM to provide such services to the Certegy Group or its designees. Services Transfer Assistance shall be provided through the effective date of the expiration or termination of the Services under the Transaction Documents being terminated, and upon request by Certegy, the effective date of such expiration or termination shall be extended for up to one (1) year thereafter pursuant to the terms and conditions of the Agreement and applicable Transaction Document(s) and such period shall be considered an extension of the Term and the term of such Transaction Documents, however any such extension shall not affect the payment date or amount of any applicable Termination Charges, which Termination Charges shall be due and payable as of the initially noticed effective date of termination. Services Transfer Assistance shall include, but not be limited to, providing the Certegy Group and their respective agents, contractors and consultants, as necessary, with services described in a Schedule to each Transaction Document.

b)	If any Services Transfer Assistance provided by IBM requires the utilization of additional resources that IBM would not otherwise use in the performance of the Agreement and applicable Transaction Documents but for which there is a current Resource Unit Baseline. Certegy will pay IBM for such usage at the then-current applicable Transaction Document(s) charges and in the manner set forth in the applicable Transaction Document(s). If the Services Transfer Assistance requires IBM to incur costs that IBM would not otherwise incur in the performance of the Services under the Agreement and applicable Transaction Document(s), then IBM shall notify Certegy of the identity and scope of the activities requiring that IBM incur such costs and the projected amount of the charges that will be payable by Certegy for the performance of such assistance. Upon Certegy’s authorization, IBM shall perform the assistance and invoice Certegy for such charges. Within thirty (30) business days after the date of the invoice, Certegy shall pay IBM for authorized, additional charges incurred to provide such assistance to Certegy.

c)	If Certegy exercises its option to prepay the Monthly Charges and other charges reasonably projected by IBM for Services Transfer Assistance with regard to any Transaction Document and it is determined that such prepayment is in excess of the actual charges associated with the Services Transfer Assistance, then IBM shall apply such overpayment to monies otherwise due IBM or, if no monies are due IBM, promptly refund such overpayment to Certegy at the end of such Services Transfer Assistance. Conversely, if the amount prepaid by Certegy to IBM for Services Transfer Assistance with regard to any Transaction Document does not fully reimburse IBM for the actual Monthly Charges due and costs incurred by IBM and chargeable to Certegy hereunder for the provision of Services Transfer Assistance to Certegy, then IBM shall invoice Certegy and Certegy shall promptly pay IBM for such additional amounts as incurred and invoiced to Certegy.

12.6.	Other Rights Upon Termination

At the expiration or earlier termination of the Agreement and/or any Transaction Document for any reason, however described, IBM agrees in each such instance, as applicable:

1)	Upon Certegy’s request, IBM agrees to sell to Certegy or its designee for the fair market value thereof, the IBM Machines owned by IBM then currently being used by IBM primarily to perform the Services or the portion of the Services covered by the Transaction Document, as applicable. In the case of IBM Machines that IBM is leasing and using primarily to perform the Services, IBM agrees to permit Certegy or its designee to either buy-out the lease on the IBM Machines and purchase the IBM Machines from the lessor or assume the lease(s) and secure the release of IBM thereon, subject to the terms of the applicable lease. Certegy shall be responsible for any sales, use or similar taxes associated with such purchase of such IBM Machines or the assumption of such leases.

b)	IBM will grant to the members of the Certegy Group and their Affiliates an irrevocable, nonexclusive, worldwide, perpetual, paid-up source and object code license to use, execute, operate, reproduce, display,

Certegy/IBM Confidential

perform, distribute, modify, Develop and personalize, and create Derivative Works from, the IBM Derivative Code, IBM Code. IBM Works and IBM Interfaces as a part of and in connection with the Certegy Business, and the right to sublicense third parties to do any of the foregoing for the members of the Certegy Group. Except as specifically set forth in this Section 12.6(b), nothing in this Section 12.6(b) grants Certegy any license to any materials from which IBM Derivative Code or IBM Works are derived.

c)	IBM will provide to the Certegy Group a source code and an object code license for IBM Software proprietary to IBM and not otherwise owned by or licensed to Certegy in accordance with Section 12.6(b) and not generally commercially available for use by the Certegy Group as a part of and in connection with the Certegy Business, upon terms and prices to be mutually agreed upon by the Parties (which prices shall not be greater than those then offered to other customers of IBM as described in Section 9.11 or, in the case where no such customers exist, other third parties). At Certegy’s option, IBM will recommend a mutually agreeable commercially available substitute, if available, to perform the same function.

d)	Subject to Section 12.6(e), if IBM has licensed or purchased and is using any generally commercially available Software to provide the Services to the Certegy Group at the date of expiration or termination of the Agreement or any Transaction Document, Certegy may elect to take a transfer or an assignment of the license for such software (and any attendant maintenance agreement), subject to the terms of such license, and reimburse IBM for the initial license or purchase charges for such IBM Software in an amount equal to the remaining unamortized cost of such Software, if any, depreciated over a five (5) year life. Certegy shall also pay any transfer fee or charge imposed by the applicable vendor and not the obligation of IBM hereunder, and subject to Certegy’s acceptance of any applicable vendor terms and conditions, such licensed Software shall be transferred or assigned to Certegy.

e)	If IBM has licensed or purchased and is using any generally commercially available Software to provide the Services to the Certegy Group and other IBM customers in a shared environment at the date of expiration or termination of the Agreement or any Transaction Document, IBM, upon request by Certegy, will assist Certegy in obtaining licenses for such Software (and any attendant maintenance agreement) subject to Certegy’s payment of any license fee and other charge imposed by the applicable vendor.

f)	IBM will use commercially reasonable efforts to negotiate license arrangements with third parties that will minimize the amount of license and maintenance agreement transfer and assignment fees to be paid by Certegy. Certegy may participate in the negotiation of such license and maintenance agreement arrangements. IBM shall provide reasonable advance written notice to Certegy of such anticipated negotiations.

g)	Upon the date of expiration or termination of the Agreement or any Transaction Document for any reason, the Certegy Group shall have the right to make offers of employment to any or all IBM employees performing Services on a substantially full time basis for the Certegy Group hereunder or under such Transaction Document, as applicable (“Service Employees”). Promptly after either Party provides the other Party written notice of termination or expiration with the prior consent of each Services Employee (each of whom IBM will notify of Certegy’s interest), IBM agrees, subject to the agreement of the Service Employees, to supply Certegy with the names and resumes requested by Certegy for the purpose of exercising its rights under this Section 12.6, at no charge. Certegy’s rights under this Section 12.6 will take precedence over any IBM/employee employment contract or covenant that may otherwise limit an employee’s right to accept employment with the Certegy Group.

h)	Upon Certegy’s request, IBM will transfer or assign to Certegy or its designee, on mutually acceptable terms and conditions, any Third Party Agreements not otherwise treated in this Section 12.6, applicable solely to services being provided to Certegy, including, without limitation, Third Party Agreements for maintenance, Disaster Recovery Services and other necessary third party services then being used by IBM to perform the Services subject to the payment by Certegy of any transfer fee or charge imposed by the applicable vendors.

Certegy/IBM Confidential

12.7.	Effect of Termination/Survival of Selected Provisions

Notwithstanding the expiration or earlier termination of the Services or the Agreement or any Transaction Document for any reason however described, the following Sections of the Agreement shall survive any such expiration or termination: Section 8.4(b), Section 10, Section 11, Section 12.5, Section 12.6, Section 12.7, Section 13, Section 14, Section 15, Section 16.1 and Section 17.

13.	LIABILITY

13.1.	Liability Caps

a)	Except as provided in Section 13.2, the liability of IBM and its Affiliates to Certegy and its Affiliates under each Transaction Document arising out of or resulting from the performance or non-performance of IBM and/or its Affiliates and/or subcontractors of the Services and its obligations under such Transaction Document shall be limited in the aggregate for all claims, causes of action or occurrences:

1)	to Direct Damages incurred by Certegy and its Affiliates equal to the charges paid by Certegy for the Services set forth in the supplement to such Transaction Document during the twelve (12) calendar months immediately prior to the first event which is the subject of the first claim or if twelve (12) months have not elapsed in the term of such Transaction Document at the time of the first such event, the charges to Certegy for the Services set forth in such Supplement during the first twelve (12) months of the term of such Transaction Document (“IBM Direct Damages Cap”); and

2)	in the event Certegy claims Direct Damages for event(s) which are the subject matter of claim(s) or cause(s) of action which are the basis for and result in Certegy’s termination of the Agreement or any Transaction Document pursuant to Section 12.1 (a) for cause or (e) for Bankruptcy, and the IBM Direct Damages Cap operates to preclude Certegy’s recovery of its full amount of Transition Cover Costs, then Certegy shall be entitled to recover an additional amount from IBM, not to exceed fifty percent (50%) of the Direct Damages Cap, which amount shall be applied only toward such unrecovered Transition Cover Costs.

b)	Except as provided in Section 13.2, the liability of Certegy to IBM arising out of or resulting from the performance and non-performance of its obligations under each Transaction Document shall be limited in all cases to Direct Damages which in the aggregate shall not exceed the amounts payable by Certegy upon a termination of such Transaction Document for convenience under Section 12.3(a) (the “Certegy Direct Damages Cap”). The IBM Direct Damages Cap and the Certegy Direct Damages Cap are herein collectively called the “Direct Damages Caps”.

13.2.	Exclusions

The provisions of Section 13.1 will not apply to (a) failure to pay amounts that are due and payable under the Transaction Documents, including but not limited to Monthly Charges, charges for New Services, Termination Charges, Wind-Down Expenses, accrual and distribution of disputed amounts and interest under Section 9.12 and amounts payable under Section 17.3(c)(ii); (b) the indemnification obligations of the Parties pursuant to Section 14; (c) Losses arising from a violation of the confidentiality provisions of Section 11; (d) amounts to be paid or credited to Certegy as Service Credits; (e) amounts payable by IBM under the force majeure provisions of Section 17.3(c)(i) of the Agreement; and (f) amounts payable to Certegy under Section 9.10 (Other Credits).

13.3.	Direct Damages and Cover Charges

Unless specifically provided to the contrary in the Agreement, neither party shall have any liability whether based on contract, tort (including without limitation, negligence), warranty, guarantee or any other legal or equitable grounds to the other party for any damages other than Direct Damages.

Certegy/IBM Confidential

a)	“Direct Damages” mean actual, direct damages incurred by the claiming Party which include, by way of example but without limitation, (i) the costs to correct any deficiencies in the Services rendered by IBM, (ii) the difference in the amounts to be paid to IBM hereunder and the charges to be paid to another service or product provider to provide, and/or the costs incurred by Certegy and/or its Affiliates to perform, all or a portion of the Services during any period or periods that IBM and/or its Affiliates are failing to provide, or are deficient in their performance of, the Services, (iii) the Service Credits, (iv) Transition Cover Costs, and (v) similar damages, but “Direct Damages” shall not include (A) loss of interest, profit or revenue of the claiming Party or (B) incidental, consequential, special or indirect damages suffered by the claiming Party (except as the damages described in (A) and (B) are included as a part of the Termination Charge and the Service Credits or as otherwise provided for in the Agreement) and shall not include punitive or exemplary damages suffered by the claiming Party arising from or related to the Agreement, even if such Party has been advised of the possibility of such losses or damages.

b)	“Transition Cover Costs” means all costs and expenses incurred by the Certegy Group to transition to another provider of information management and communications services, and/or take in-house, some or all of such functions, responsibilities, tasks and activities comprising the portion of the Services provided under a terminated Transaction Document, after commercially reasonable efforts to mitigate such costs and expenses.

13.4.	Dependencies

In no event will IBM or its subcontractors be liable for any damages if and to the extent caused by Certegy’s or its Affiliates’ or its subcontractors’ failure to perform its responsibilities hereunder provided, however, for the purposes of this Section 13.4, neither IBM nor its Affiliates nor the Third Party Providers shall be considered a subcontractor of Certegy. Neither Certegy nor its Affiliates or subcontractors shall be liable for any damages if and to the extent caused by any failure to perform by IBM or its Affiliates or subcontractors.

13.5.	Remedies

At its option, Certegy may seek all remedies available to it under law and in equity or recover as liquidated damages the Service Credits, subject to the limitations and provisions specified in this Section 13. If IBM’s provision of the Services is such that IBM would otherwise owe Certegy a Service Credit and Certegy elects to recover Service Credits, Certegy’s recovery of Service Credits shall constitute acknowledgment by Certegy of full satisfaction and release of any claim by Certegy that IBM has breached its obligations under the Agreement with respect to any such event(s) giving rise to the Service Credits. However, within three (3) calendar months of the receipt of any Service Credits Certegy received with respect to any action or inaction by IBM upon which Certegy is basing termination for cause under Section 12.1(a) or termination for persistent breaches under Section 12.1(b), Certegy may return, such Service Credits and pursue a damage claim against IBM, if any such claim exists.

14.	INDEMNITIES

14.1.	Indemnity by IBM

IBM will indemnify and hold each member of the Certegy Group and their respective officers, directors, employees, agents, successors, contractors and assigns (each an “Indemnitee”) harmless from and against any and all Losses incurred by any of them arising from or in connection with:

a)	any Claims of infringement of any patent or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of any country, including without limitation, the United States, and any other applicable jurisdiction or any state, alleged to have been incurred because of or arising out of any aspect of the Services (including without limitation any information technology, information management and communications services, equipment, software or other resources) provided by IBM and/or its Affiliates or subcontractors in its performance of the Services; provided, however, IBM will have no obligation with respect to any Losses to the extent arising from or in connection with Claims for copyright infringement and/or breach of software licenses related to the

Certegy/IBM Confidential

Services committed by an Indemnitee or any employee of an Indemnitee that is not the result of IBM and/or its Affiliates or subcontractors failing to perform its obligations under the Agreement including, without limitation, obtaining any Required Consent for which it has responsibility; and provided, further, that IBM will have no obligation with respect to any Losses to the extent arising out of or in connection with an Indemnitee’s modification of a program or a machine provided by IBM and/or its Affiliates or subcontractors, or an Indemnitee’s combination, operation or use of the services, equipment, software or other resources provided by IBM and/or its Affiliates or subcontractors with devices, data, programs or other resources not furnished by, through or at the specification of IBM or its Affiliates or subcontractors, or an Indemnitee’s use of equipment or software provided by IBM and/or its Affiliates to such Indemnitee under a Transaction Document in a country or countries other than those countries specifically designated in the Transaction Document or a written notice to Certegy from IBM,

b)	any Claims, however described (including without limitation, failure to obtain Required Consents or arising from IBM’s exercise of its rights to terminate, modify or change the Third Party Agreements pursuant to Section 8.3(a), accruing during the term of a Transaction Document (that is, not arising or resulting from a breach by the Certegy Group before such effective date or after the termination date of such Transaction Document) regarding any Third Party Agreement covered by such Transaction Document; provided, however, IBM will have no obligation with respect to any Losses to the extent arising out of or in connection with Claims for copyright infringement and/or breach of software licenses related to the Services (i) committed by any Indemnitee or any employee of an Indemnitee that is not the result of IBM and/or its Affiliates or subcontractors failing to perform its obligations under such Transaction Document including, without limitation, obtaining any Required Consent for which it has responsibility or (ii) to the extent arising out of or result from Certegy failing to perform its obligations under the Agreement including obtaining any Required Consent for which it has responsibility;

c)	any Claims for personal injuries, death or damage to tangible personal or real property of third parties including employees of IBM, its Affiliates, contractors and subcontractors caused by the negligence or willful misconduct of IBM, its employees, Affiliates, contractors or subcontractors; provided that IBM will have no obligation under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of a member of the Certegy Group;

d)	any Claims for amounts, including but not limited to taxes, interest and penalties, assessed or claimed against the Certegy Group which are obligations of IBM under the Agreement;

e)	any Claim for violation of environmental laws or regulations arising out of the Agreement or as a result of the Services performed at the Facilities, the Data Center or the other Certegy sites or locations to the extent IBM or its Affiliates or subcontractors has caused the environmental damage or violation of the environmental laws or regulations from which the Claim arises;

f)	any Claims directly attributable to IBM’s decision to request that Certegy cancel, substitute, terminate, change, add or breach any Third Party Agreement and Certegy’s assent to and compliance with such decision and Losses (not to exceed the financial estimate specified in Section 3.8(d) incurred by Certegy associated with such decision by IBM and compliance by Certegy;

g)	any Claims for penalties, interest and other charges imposed by a taxing authority (except the actual taxes payable by Certegy under the terms of the Agreement) arising out of or resulting from IBM issuing an incorrect invoice or other information provided to Certegy in writing regarding its charges to Certegy for the Services to Certegy;

h)	any Claims by any Affected Employees arising out of or resulting from their employment, or the termination of their employment, with IBM and/or its Affiliates, except to the extent any such Claim arises from a wrongful act of Certegy and/or its Affiliates and/or subcontractors; and

i)	any Claims arising out of or resulting from a breach by IBM and/or its Affiliates of Section 4.6 of this Master Agreement to the extent that such regulatory approvals, permits, laws and regulatory requirements

Certegy/IBM Confidential

are of specific application to the provision of information technology services by IBM and/or its Affiliates to the Certegy Group under the Agreement.

In the event and to the extent that a Claim is made against an Indemnitee by an employee of IBM, its contractors or subcontractors providing services, products and/or software hereunder, the Parties agree that IBM shall indemnify and hold harmless the Indemnitee to the same extent as if the Claim was made by a non-employee of IBM, its contractors or subcontractors. IBM’s indemnification hereunder shall be primary and immediate. Accordingly, in addition to other provisions herein, and in order to render the Parties’ intent and this indemnification agreement fully enforceable, IBM, in an indemnification claim hereunder, expressly and without reservation waives any defense or immunity it may have under any applicable workers’ compensation law(s) or any other statute or judicial decision disallowing or limiting such indemnification and consents to a cause of action for indemnity. This waiver and consent to indemnification is made irrespective of and specifically waiving any defense or immunity under any statute or judicial decision.

14.2.	Indemnity by Certegy

Certegy will indemnify and hold harmless IBM, its Affiliates that are assignees of a Transaction Document, and their respective officers, directors, employees, agents, successors and assigns (each an “IBM Indemnitee”) harmless from and against any and all Losses incurred by any of them arising from or in connection with:

a)	any Claims of infringement of any patent or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of any country, including without limitation, the United States and any other applicable jurisdiction or any state, alleged to have been incurred because of or arising out of any equipment, materials and other resources (including without limitation information technology, information management and communications services equipment, software or other resources) provided to IBM and/or its Affiliates by the Certegy Group in connection with the performance of the Services; provided, however, Certegy will have no obligation with respect to any Losses to the extent arising out of or in connection with Claims for copyright infringement and/or breach of software licenses related to the Services, committed by an IBM Indemnitee or any employee of an IBM Indemnitee that is not the result of the Certegy Group failing to perform its obligations under the Agreement including, without limitation, obtaining any Required Consent for which it has responsibility; and provided, further, that Certegy will have no obligation with respect to any Losses to the extent arising out of or in connection with an IBM Indemnitee’s modification of a program or a machine provided by a member of the Certegy Group, or a IBM Indemnitee combination, operation or use of the equipment, software or other resources provided by the Certegy Group with devices, data, programs or other resources not furnished by the Certegy Group, or an IBM Indemnitee’s use of equipment or software provided by the Certegy Group to such IBM Indemnitee’s under a Transaction Document in a country or countries other than those countries specifically designated in the Transaction Document or a written notice to IBM from Certegy or an applicable Third Party Agreement;

b)	any Claims accruing before the effective date or after the termination date of a Transaction Document regarding any Third Party Agreements between members of the Certegy Group and a third party covered by such Transaction Document, including without limitation, failure to obtain Required Consents but not including Claims arising or resulting from IBM and/or its Affiliates failing to perform its obligations under the Agreement including, without limitation, obtaining any Required Consent for which it has responsibility;

c)	any Claims for amounts, including without limitation, taxes, interest and penalties assessed or claimed against IBM which are obligations of Certegy under the Agreement,

d)	any Claims for personal injuries, death or damage to tangible personal or real property of third parties including employees of the Certegy Group caused by the negligence or willful misconduct of the Certegy Group or their employees; provided that Certegy will have no obligation, under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of IBM, its Affiliates or subcontractors;

Certegy/IBM Confidential

e)	any Claims arising out of or resulting from the operations of the Certegy Group, including the provision of access to the Services pursuant to Section 17.15, to the extent such Claims do not arise out of a breach of the Agreement by IBM and are not the subject of a specific indemnity provided to Certegy by IBM in Section 14.1; provided, however, that Certegy will have no obligation under this item, to the extent the Claims arise out of or result from the negligence or willful misconduct of IBM, its Affiliates or subcontractors;

f)	any Claim for violation of environmental laws or regulations arising out of the Services performed at the Facilities, the Data Center or other Certegy Group sites or locations except to the extent that IBM or its Affiliates or subcontractors has caused the environmental damage or violation of the environmental laws or regulations from which the Claim arises;

g)	any Claims by any Affected Employees arising out of or resulting from their employment, or the termination of their employment, with Certegy, except to the extent any such Claim arises from a wrongful act of IBM and/or its Affiliates and/or subcontractors; and

h)	any Claims arising out of or resulting from the operations of the Certegy Group and arising from acts of Authorized Users.

In the event and to the extent that a Claim is made by an employee of a member of the Certegy Group against an IBM Indemnitee, the Parties agree that Certegy shall indemnify and hold harmless the IBM Indemnitee to the same extent as if the Claim was made by a non-employee of the members of the Certegy Group. Certegy’s indemnification hereunder shall be primary and immediate. Accordingly, in addition to other provisions herein, and in order to render the Parties’ intent and this indemnification agreement fully enforceable, Certegy, in an indemnification Claim hereunder, expressly and without reservation waives any defense or immunity it may have under any applicable workers’ compensation law(s) or any other statute or judicial decision disallowing or limiting such indemnification and consents to a cause of action for indemnity. This waiver and consent to indemnification is made irrespective of and specifically waiving any defense or immunity under any statute or judicial decision.

14.3.	Employment Actions

It is agreed that IBM shall be solely and exclusively responsible for personnel decisions affecting IBM’s employees, contractors, subcontractors and agents (including without limitation, hiring, promotions, training, compensation, evaluation, discipline, and discharge). Certegy shall be solely and exclusively responsible for personnel decisions affecting employees, contractors, and agents of the members of the Certegy Group (including without limitation, hiring, promotion, training, compensation, evaluation, discipline and discharge).

14.4.	Exclusive Remedy

The indemnification rights of each Indemnitee and IBM Indemnitee (individually an “Indemnified Party”) for third party Claims pursuant to Sections 14.1 and 14.2, shall be the sole and exclusive remedy of such Indemnified Party with respect to each such third party Claim to which such indemnification relates.

14.5.	Indemnification Procedures

a)	Written notice shall be given to the Party that is obligated to provide indemnification under Sections 14.1 and 14.2 (the “Indemnifying Party”), if any civil, criminal, administrative or investigative action or proceeding is commenced or threatened by a third party (any of the above being a “Claim”) against any Indemnified Party. Such notice shall be given as promptly as practicable but in all events, within a period that will not prejudice the rights of the Indemnified Party under the Agreement to defend the Claim. After such notice, if the Indemnifying Party acknowledges in writing to the Indemnified Party that the Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled to take control of the defense and investigation of such Claim and to employ and engage attorneys of its sole choice to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party must deliver written notice of its election of taking such control of the claim to the Indemnified Party not fewer

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than ten (10) days prior to the date on which a response to such Claim is due or such lesser period as is reasonable given the nature of the Claim and the notice and response time permitted by law or the facts and circumstances. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial, defense and settlement of such Claim and any appeal arising therefrom. The Indemnified Party may participate in such investigation, trial, defense and settlement of such Claim and any appeal arising therefrom, through its attorneys or otherwise, at its own cost and expense. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party, which consent will not be unreasonably withheld.

b)	After notice to the Indemnified Party of the Indemnifying Party’s election to assume full control of the defense of any such Claim, the Indemnifying Party shall not be liable for any legal expenses incurred thereafter in connection with the defense of that Claim by the Indemnified Party. If the Indemnifying Party does not promptly assume full control over and diligently pursue the defense of a Claim as provided in this Section 14.5, the Indemnified Party shall have the right to defend, settle or otherwise resolve the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party, and the Indemnifying Party may participate in such defense, at its sole cost and expense. In no event shall any settlement of the Claim pursuant to this Section 5(b) require the consent of the Indemnifying Party.

14.6.	Limitation

Notwithstanding anything to the contrary in this Master Agreement, the provisions of Section 13.2 of this Master Agreement shall not apply to the indemnification obligations of IBM pursuant to Section 14.1(i) of the Master Agreement.

15.	INSURANCE AND RISK OF LOSS

15.1.	IBM Insurance

During the Term of the Agreement, IBM and each IBM contractor and subcontractor shall maintain and keep in force, at its own expense, the following minimum insurance coverages and minimum limits:

a)	workers’ compensation insurance, with statutory limits as required by the various laws and regulations applicable to the employees of IBM or any IBM contractor or subcontractor;

b)	employer’s liability insurance, for employee bodily injuries and deaths, with a limit of $500,000 each accident;

c)	comprehensive or commercial general liability insurance, covering claims for bodily injury, death and property damage, including premises and operations, independent contractors, products, services and completed operations (as applicable to the Services), personal injury, contractual, and broad-form property damage liability coverages, with limits as follows: (1) occurrence/aggregate limit of $ 1,000,000 for bodily injury, death and property damage per occurrence of $2,000,000 combined aggregate, or (2) split liability, without aggregate limits, of (i) $2,000,000 for bodily injury per person; (ii) $2,000,000 for bodily damage per occurrence; and (iii) $500,000 per occurrence for property damage;

1)	comprehensive automobile liability insurance, covering owned, non-owned and hired vehicles, with limits as follows (1) combined single limit of $1,000,000 for bodily injury, death and property damage per occurrence; or (2) split liability limits of (i) $ 1,000,000 for bodily injury per person; (ii) $ 1,000,000 for bodily injury per occurrence, and (iii) $250,000 for property damage; and

d)	all-risk property insurance, on a replacement cost basis, covering the real and personal property of IBM which IBM is obligated to insure by the Agreement. Such real and personal property may include buildings, equipment, furniture, fixtures and supply inventory.

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All such policies of insurance of IBM and its contractors and subcontractors shall provide that the same shall not be canceled nor the coverage modified nor the limits changed without first giving thirty (30) days prior written notice thereof to Certegy. No such cancellation, modification or change shall affect IBM’s obligation to maintain the insurance coverages required by the Agreement. Except for workers’ compensation insurance, Certegy shall be named as an additional insured on all such required policies. All liability insurance policies shall be written on an “occurrence” policy form. Certegy shall be named as loss payee as its interest may appear on the property insurance policies of IBM. IBM shall be responsible for payment of any and all deductibles from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by IBM pursuant to the Agreement shall be primary coverage regardless of whether or not Certegy has similar coverage. IBM and its contractors and subcontractors shall not perform under the Agreement without the prerequisite insurance. Upon Certegy’s request, IBM shall provide Certegy with certificates of such insurance including renewals thereof. Unless previously agreed to in writing by Certegy, IBM’s contractors and subcontractors shall comply with the insurance requirements herein. The minimum limits of coverage required by the Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies. If IBM or its contractors or subcontractors shall fail to comply with any of the insurance requirements herein, upon written notice to IBM by Certegy and a ten (10) day cure period, Certegy may, without any obligation to do so, procure such insurance and IBM shall pay Certegy the cost thereof plus a reasonable administrative fee as designated by Certegy. The maintenance of the insurance coverages required under the Agreement shall in no way operate to limit the liability of IBM to Certegy under the provisions of the Agreement.

The parties do not intend to shift all risk of loss to insurance. The naming of Certegy as additional insured is not intended to be a limitation of Provider’s liability and shall in no event be deemed to, or serve to, limit Provider’s liability to Certegy to available insurance coverage or to the policy limits specified in this Section 14, nor to limit Certegy’s rights to exercise any and all remedies available to Certegy under contract, at law or in equity.

15.2.	Risk of Property Loss

IBM is responsible for risk of loss of, or damage to, the Software, Machines, Certegy Provided Office Furnishings and Certegy Group data in its possession or control, and Certegy is responsible for risk of loss of, or damage to, the Software, Machines and Certegy Group data in its possession or control.

15.3.	Mutual Waiver of Subrogation

a)	To the extent permitted by law, IBM and its Affiliates, contractors, subcontractors, and their respective directors, officers, employees, agents and insurers hereby waive their rights of subrogation against the member of the Certegy Group and their respective directors, officers, employees, agents, contractors and subcontractors for any loss or damage to the IBM Machines, IBM Software, and other tangible and intangible, real and personal property of IBM and its Affiliates, contractors and subcontractors resulting from operations in connection with the Agreement. Each property and worker’s compensation insurance policy of IBM and its Affiliates, contractors and subcontractors shall be endorsed to provide a waiver of any and all rights of subrogation against the Certegy Group and their respective directors, officers, employees, agents, contractors and subcontractors for loss resulting from operations in connection with the Agreement.

b)	To the extent permitted by law, Certegy, the other members of the Certegy Group and their respective directors, officers, employees, agents and insurers hereby waive their rights of subrogation against IBM and its Affiliates, contractors and subcontractors for any loss or damage to the Certegy Provided Hardware, Certegy Software, Certegy Provided Office Furnishings and other tangible and intangible, real and personal property of Certegy and the other members of the Certegy Group resulting from operations in connection with the Agreement. Each property and worker’s compensation insurance policy of Certegy shall be endorsed to provide a waiver of any and all rights of subrogation against IBM and its Affiliates, contractors and subcontractors for loss resulting from operations in connection with the Agreement.

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16.	DISPUTE RESOLUTION

16.1.	Dispute Resolution Procedures

a)	Any dispute between the Parties either with respect to the interpretation of any provision of the Agreement or with respect to the performance hereunder by IBM or by Certegy or their respective Affiliates shall be resolved as specified in this Section 16.1.

1)	Upon the written request of either Party, a dispute shall be submitted to the Integrated Planning Team for resolution.

2)	The Integrated Planning Team shall meet as often as necessary to gather and furnish to each Party all non-privileged information with respect to the matter in issue which is appropriate and germane in connection with its resolution.

3)	The Integrated Planning Team shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

4)	During the course of such negotiation, all reasonable requests made by one Party to the other for nonprivileged information reasonably related to the Agreement, will be honored in order that each Party may be fully advised of the other Party’s position.

5)	The specific format for such discussions will be left to the discretion of the Integrated Planning Team, but may include the preparation of agreed upon statements of fact or written statements of position furnished by each Party to the other Party.

b)	If the Integrated Planning Team does not resolve the dispute within thirty (30) days after the date of receipt by the other Party of a request to submit the dispute to the Integrated Planning Team as described in Section 16.1 (a)(1) (the “Notice”), then the dispute shall be escalated to an officer of Certegy and an officer of IBM, for their review and resolution within forty-five (45) days after receipt of the Notice.

c)	If the officers referred to in Section 16.1(b) do not resolve the dispute within forty-five (45) days after the Notice, then the dispute shall be escalated to the President of Certegy and the IBM corporate officer in charge of IBM Global Services, for their review and resolution within sixty (60) days after the Notice.

d)	If the dispute is not resolved by the Parties’ representatives identified in Section 16.1(c) within ninety (90) days after the Notice, the Parties agree to try in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to litigation or some other dispute resolution procedure.

e)	If the dispute is not resolved by mediation within one hundred twenty (120) days after the Notice, then the Parties may initiate formal proceedings; however, formal proceedings for the judicial resolution of any such dispute may not be commenced until the earlier of:

1)	the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely; or

2)	one hundred twenty (120) days after the Notice; or

3)	thirty (30) days before the statute of limitations governing any cause of action relating to such dispute would expire.

Notwithstanding anything to the contrary in this Section 16.1(e), the Integrated Planning Team shall have the authority to stay the time periods set forth in this Section 16.1 upon unanimous vote of its members to take such action.

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f)	Notwithstanding any other provision of this Section 16.1, either Party may resort to court action for injunctive relief at any time if the dispute resolution processes set forth in this Section would permit or cause irreparable injury to such Party or any third party claiming against such Party, due to delay arising out of the dispute resolution process.

16.2.	Continued Performance

The Parties agree to continue performing their respective obligations under the Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions of the Agreement or unless such performance is prevented by the actions of the other Party.

17.	GENERAL

17.1.	Relationship of Parties

The Agreement shall not be construed as constituting either Party or its Affiliates as partner of the other Party and its Affiliates or to create any other form of legal association that would impose liability upon one Party or its Affiliates for the act or failure to act of the other Party and its Affiliates or as providing either Party, or its Affiliates with the right, power or authority (express or implied) to create any duty or obligation of the other Party and its Affiliates, except as provided in Section 8.3. Each Party shall be responsible for the management, direction and control of the employees of such Party and its Affiliates and such employees shall not be employees of the other Party or its Affiliates.

Each Party will submit to the other Party all advertising, written sales promotion, press releases and other publicity matters relating to the Agreement in which the other Party’s or its Affiliate’s name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied, and will not publish or use such advertising, sales promotion, press releases, or publicity matters without prior written approval of the other Party. However, either Party may include the other Party’s and/or its Affiliates name and a factual description of the work performed under the Agreement on employee bulletin boards, in its list of references and in the experience Section of proposals to third parties, in internal business planning documents and in its annual report to stockholders, and whenever required by reason of legal, accounting or regulatory requirements.

17.2.	Entire Agreement, Updates, Amendments and Modifications

The Agreement (including the Transaction Documents and the Supplement and Schedules thereto) constitutes the entire agreement of the Parties and their Affiliates with regard to the Services and matters addressed therein, and all prior agreements (including, without limitation, the Agreement for Systems Operations Services dated April 20, 1993, as amended), letters, proposals, discussions and other documents regarding the Services and the matters addressed in the Agreement (including the Transaction Documents and the Supplement and Schedules) and are superseded and merged into the Agreement (including the Transaction Documents and the Supplement and Schedules thereto). Updates, amendments and modifications to the Agreement including the Transaction Documents may not be made orally, but shall only be made by a written document signed in the case of this Master Agreement by both Parties and in the case of each Transaction Document, by the Parties and, if applicable, permitted assignees of such Transaction Documents. Any terms and conditions varying from the Agreement (including the Transaction Documents and the Supplement and Schedules thereto) on any order or written notification from either Party or its Affiliates shall not be effective or binding on the other Party or its Affiliates.

17.3.	Force Majeure

a)	Neither Party shall be liable for any default or delay in the performance of its obligations hereunder, except for payment defaults, if and to the extent and while such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts, or labor difficulties or any other similar cause beyond the reasonable control of such Party and its Affiliates other than strikes, lockouts, or labor difficulties initiated by such Party’s or its Affiliates or subcontractor’s employees; and provided such default or delay could not

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have been prevented by reasonable precautions and cannot reasonably be circumvented by the nonperforming Party or its Affiliates through the use of alternate sources, work-around plans or other means, (individually, each being a “Force Majeure Event”).

b)	If a Force Majeure Event occurs, the nonperforming Party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone and describe at a reasonable level of detail the circumstances causing such delay (to be confirmed in writing within twenty-four (24) hours after the inception of such delay).

c)	If any Force Majeure Event substantially prevents, hinders, or delays performance of the Services under any Transaction Document necessary for the performance of the critical functions of the Certegy users of such Services for more than fifteen (15) consecutive days, then at Certegy’s option:

1)	Certegy may procure such Services from an alternate source. Provided Certegy has not terminated the applicable Transaction Document pursuant to Section 17.3(c)(ii) and Certegy continues to make payment to IBM under such Transaction Document and Certegy exerts reasonable efforts to mitigate amounts payable to the alternate source, IBM will directly and timely pay the alternate source the full amount charged by such alternate source for the provision of such Services to Certegy until such time as IBM restores the Services and meets the Performance Standards but in no event for more than one hundred eighty (180) days; and/or

2)	Until such time as IBM has restored the Services, Certegy may terminate the Transaction Document as of a date specified by Certegy in a written notice of termination to IBM, and Certegy will pay all fees due and payable through the termination date. If Certegy elects such termination, Certegy shall only pay on account of such termination IBM’s verifiable unrecovered investment and deferred profit, if any, through the date of termination (but will not be liable for Termination Charges or Wind Down Expenses) as well as any fees for Services Transfer Assistance.

d)	This Section 17.3 does not limit or otherwise affect IBM’s obligation to provide Disaster Recovery Services in accordance with Section 3.3 and the Schedules to each Transaction Document. In the event of a Force Majeure Event affecting Certegy, this Section 17.3 will not limit or otherwise relieve Certegy’s obligation to pay any monies due IBM under the terms of the Agreement, except as provided in Section 17.3(c)(ii) and Section 3.3.

17.4.	Nonperformance

To the extent any nonperformance by either Party of its nonmonetary obligations under the Agreement results from or is caused by the other Party’s failure to perform its obligations under the Agreement, such nonperformance shall be excused.

17.5.	Waiver

No waiver of any breach of any provision of the Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof.

17.6.	Severability

If any provision of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the Parties’ original intentions as nearly as possible in accordance with applicable law(s)

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17.7.	Counterparts

The Agreement shall be executed in counterparts. Each such counterpart shall be an original and together shall constitute but one and the same document.

17.8.	Governing Law

The Agreement and any and all claims and disputes arising out of or in connection with or related to the relationships and arrangements between the Certegy Group and IBM and its Affiliates described in the Agreement will be governed by and construed in accordance with the laws of the State of Georgia and the United States of America. The Parties hereby (a) agree that the U.S. District Court for the Northern District of Georgia, Atlanta Division, or if such court does not have subject matter jurisdiction, the appropriate State or Superior Court sitting in Fulton County, Georgia, shall have exclusive jurisdiction over the actions arising out of or related to or in connection with the Agreement and the subject matter of the Agreement, whether in contract, tort, or any other form of action (“Action”); (b) agree to initiate any such Action against the other Party only in such courts; (c) agree that they shall not raise any defense to the lawful jurisdiction of such courts; and (d) agree that they shall not attempt the removal of any Action to any other court, whether local, state or federal courts of the United States or the courts of any other country.

17.9.	Binding Nature and Assignment

The Agreement will be binding on the Parties and their respective successors and permitted assigns. Except as provided in this Section 17.9, neither Party may, or will have the power to, assign the Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except that either Party may assign its rights and obligations under the Agreement in whole or in part to an Affiliate which expressly assumes such Party’s obligations and responsibilities hereunder, without the approval of the other Party. The assigning Party shall remain fully liable for and shall not be relieved from the full performance of all obligations under the Agreement. Any attempted assignment that does not comply with the terms of this Section 17.9 shall be null and void. Any Party assigning its rights or obligations to an Affiliate in accordance with the Agreement shall provide written notice thereof to the other Party together with a copy of the assignment document, within three (3) business days of such assignment.

17.10.	Notices

a)	Whenever one Party is required or permitted to give notice to the other Party under the Agreement, such notice will be in writing unless otherwise specifically provided herein and will be deemed given when delivered in hand, one (1) day after being given to an express courier with a reliable system for tracking delivery, or five (5) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, or when sent if delivered by facsimile.

b)	Notifications will be addressed as follows:

1)	For breach or default under the Master Agreement, notify:

In the case of IBM:	In the case of Certegy:

IBM Global Project Executive	Chief Technology Officer
1505 Windward Concourse	11720 Amber Park Drive
Alpharetta. Georgia 30005	Alpharetta, Georgia 30004
Facsimile: 770-663-9701	Facsimile: ___________________

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with a copy to:	with a copy to:

IBM General Counsel	Certegy Chief Legal Officer
Route 100	11720 Amber Park Drive
Somers, New York 10569	Alpharetta, Georgia 30004
Facsimile: 914-766-8440	Facsimile: ___________________
2) For termination, breach or default under a Transaction Document, notify:
In the case of IBM:	In the case of Certegy:

IBM Global Project Executive	Chief Technology Officer
at the Notice address set forth	at the Notice address set forth
in the affected Transaction Document	in the affected Transaction Document

with copies to:	with copies to:

IBM Co-Chairman of the	Certegy Co-Chairman of the
Integrated Planning Team	Integrated Planning Team
1505 Windward Concourse	11720 Amber Park Drive
Alpharetta. Georgia 30005	Alpharetta, Georgia 30004
Facsimile: 770-663-9701	Facsimile: ___________________

and	and

IBM General Counsel	Certegy Chief Legal Officer
Route 100	11720 Amber Park Drive
Somers. New York 10569	Alpharetta, Georgia 30004
Facsimile: 914-766-8440	Facsimile: ___________________

3) For all other notices under the Master Agreement:

In the case of IBM:	In the case of Certegy:

IBM Co-Chairman of the	Certegy Co-Chairman of the
Integrated Planning Team	Integrated Planning Team
1505 Windward Concourse	11720 Amber Park Drive
Alpharetta. Georgia 30005	Alpharetta, Georgia 30004
Facsimile: 770-663-9701	Facsimile: ___________________

4) For all other notices under a Transaction Document:

In the case of IBM:	In the case of Certegy:

IBM Global Project Executive	Chief Technology Officer
at the Notice address set forth	at the Notice address set forth
in the affected Transaction Document	in the affected Transaction Document

with a copy to:	with a copy to:

IBM Co-Chairman of the	Certegy Co-Chairman of the
Integrated Planning Team	Integrated Planning Team
1505 Windward Concourse	11720 Amber Park Drive
Alpharetta. Georgia 30005	Alpharetta, Georgia 30004
Facsimile: 770-663-9701	Facsimile: ___________________

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Either Party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

17.11.    No Third Party Beneficiaries

The Parties do not intend, nor will any Section hereof be interpreted, to create for any third party beneficiary rights with respect to either of the Parties, except (a) each member of the Certegy Group and each IBM Affiliate shall be a third party beneficiary under the Agreement with respect to enforcement of any rights such member of the Certegy Group or IBM Affiliate may have under Section 10, Section 11, or Section 14 of the Agreement, and (b) each Affiliate of the Parties to which a Transaction Document has been assigned and accepted, will have the rights and benefits described in that Transaction Document, and (c) the third parties identified in Section 14 will have the rights and benefits described in that Section.

17.12.    Other Documents

Upon request of the other Party, on or after the Effective Date and the date(s) of any Transaction Documents and amendments or revisions to any of the foregoing, each Party shall furnish to the other such certificate of its Secretary, certified copy of resolutions of its Board of Directors, or opinion of its counsel as shall evidence that the Agreement or any amendment or revision hereto has been duly executed and delivered on behalf of such Party or its Affiliates.

17.13.    Consents and Approvals

The Parties agree that in any instance where a consent, approval or agreement is required of a Party in order for the other Party to perform under or comply with the terms and conditions of the Agreement, then such Party will not unreasonably withhold or delay such consent, approval or agreement and where consent, approval or agreement cannot be provided, the Party shall notify the other Party in a timely manner.

17.14. Headings

All headings herein and the table of contents are not to be considered in the construction or interpretation of any provision of the Agreement. The Agreement was drafted with the joint participation of both Parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof. In the event of any apparent conflicts or inconsistencies between the provisions of the Master Agreement, the Exhibits, the Transaction Documents, the Schedules or other attachments to the Master Agreement and Transaction Documents, such provisions shall be interpreted so as to make them consistent to the extent possible, and if such is not possible, the provisions of the Master Agreement shall prevail.

17.15. Remarketing

Certegy may not remarket all or any portion of the Services provided under the Agreement, or make all or any portion of the Services available to any party, without the prior written consent of IBM; provided, however, Certegy may sell or make available to third parties which are customers or potential customers of members of the Certegy Group and persons acquiring portions of the Certegy Business from Certegy or its Affiliates access to elements of the Services under the Agreement (“Elements of the Services”) subject to the following limitations:

1)	Certegy shall independently set its own pricing and policies in connection with any such access to Elements of the Services;

2)	Certegy does not utilize IBM’s name as part of its marketing efforts regarding any such access to Elements of the Services;

3)	Certegy discloses to its customers and Authorized Users accessing Elements of the Services that IBM is running the Systems but that IBM has no liability of any kind to such customers;

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4)	if Certegy’s activities for a customer or Authorized User accessing Elements of the Services cause IBM to fail to meet a Minimum Service Level, IBM shall be excused from such failure to the extent IBM demonstrates that the failure was caused by such customers’ or Authorized Users’ activities and to the extent such failure was not caused by IBM’s failure to satisfy its obligations under the Agreement; and

5)	Use of Elements of the Services by Authorized Users in connection with the Certegy Business and for the benefit of the Certegy Group for a function, responsibility, task or activity under any Transaction Document that requires resources for which there is a Resource Unit Baseline or charging methodology under such Transaction Document (that is, such function, responsibility, task or activity is included in the Monthly Charge or is charged separately under another charging methodology, other than the New Services provisions of Section 3.12) will be charged for by IBM as part of the Services under such charging methodology for such resources. In all other cases, the use of Elements of the Services by Authorized Users in connection with the Certegy Business will be charged for as New Services pursuant to Section 3.12 hereof. For purposes of this Section 17.15(5) and (6), Certegy Business shall mean purchasing and selling the products and services of the Certegy Group, providing products and services in the support of the products and services of the Certegy Group, and support of the internal operations of the Certegy Group, provided that where the Services are not utilized in support of the internal operations of the Certegy Group, the Services must be incorporated into and made part of the products or services of the Certegy Group or otherwise include substantial value added services or products of the Certegy Group.

6)	Use of Elements of the Services by Authorized Users that is not in connection with the Certegy Business for a function, responsibility, task or activity under any Transaction Document that requires resources for which there is a Resource Unit Baseline or charging methodology under such Transaction Document will be charged for by IBM as part of the Services under such charging methodology for such resources, provided that any additional costs which may be incurred by IBM in the provision of such Services will constitute a New Service. In all other cases, use of Elements of the Services by Authorized Users that is not in connection with the Certegy Business will be charged for as New Services pursuant to Section 3.12 hereof. The Certegy Business does not include, for example, use of the Services by divested business units of the Certegy Group or any other Authorized Users that are not part of the Certegy Group, to provide information technology services which do not include substantial value added services and/or products provided by the Certegy Group in addition to the Services and where the purpose for use of the Services is not to obtain the substantial value added services and/or products of the Certegy Group.

Nothing herein may be construed to limit or hinder Certegy or the other members of the Certegy Group from (i) marketing, selling or performing its services to and for its customers or potential customers and/or (ii) from providing any portion of the Services to its Affiliates.

17.16.    Commencement of Actions

Neither party may bring an action, regardless of form, arising out of the Agreement more than two (2) years after the later to occur of the date on which the cause of action has arisen or the date such cause of action was or should have been discovered.

17.17.    IBM Logo Products Warranties

Nothing in the Agreement is intended to replace, supersede or vitiate the warranties and attendant rights and remedies granted to members of the Certegy Group by IBM and/or its Affiliates with respect to IBM Logo Products as set forth in any applicable lease, purchase and/or license arrangement.